SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to §240.14a-12

BLUE RHINO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[  ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies: common stock, $.001 par value

(2)  Aggregate number of securities to which transaction applies: 18,047,713 shares of common stock, and stock options and warrants to purchase an aggregate of 3,892,833 shares of common stock (assuming the effective date of the merger is May 1, 2004 for purposes of pro rata acceleration of vesting).

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $17.00 per share*

(4)  Proposed maximum aggregate value of transaction: $340,325,764

(5)  Total fee paid: $43,119.28

*     The filing fee has been calculated by multiplying the aggregate value of the transaction by .00012670. For purposes of calculating the filing fee only, the aggregate value of the transaction was based upon the sum of (i) the product of 18,047,713 shares of common stock at a price per share of $17.00 ($306,811,121) and (ii) the cash out of an aggregate of 3,892,833 options and warrants (assuming the effective date of the merger is May 1, 2004 for purposes of pro rata acceleration of vesting) to purchase common stock at an aggregate cost of $33,514,643.

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

LOGO

BLUE RHINO CORPORATION
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104

Dear Blue Rhino Stockholder:

     We cordially invite you to attend a special meeting of stockholders of Blue Rhino Corporation to be held on      ,      , 2004 at [the Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina, at 10:30 a.m.]

     At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger we entered into on February 8, 2004 with Ferrell Companies, Inc., FCI Trading Corp. and Diesel Acquisition LLC, providing for the merger of Diesel Acquisition with and into us. Upon approval and completion of the merger, you will receive $17.00 in cash, without interest, for each share of our common stock that you own. After the merger, we will become wholly-owned by FCI Trading.

     An independent Special Committee of our Board of Directors carefully considered and evaluated the merger. The Special Committee has unanimously recommended to our Board of Directors, and our Board has unanimously determined, that the Agreement and Plan of Merger is advisable, fair to, and in the best interests of us and our stockholders. Our Board also has unanimously approved the Agreement and Plan of Merger and unanimously recommends that you vote “FOR” the approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby.

     Your vote is very important. We cannot complete the merger unless the Agreement and Plan of Merger is approved and adopted by the affirmative vote of holders of a majority of the outstanding shares of our common stock. Whether or not you plan to be present at the special meeting, it is important that your shares be represented and voted. Voting instructions are inside.

     If you do not vote as described in the proxy statement or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against approval and adoption of the Agreement and Plan of Merger.

     This booklet includes the notice of special meeting and proxy statement, as well as a proxy card. The enclosed proxy statement provides you with detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the appendices. If the Agreement and Plan of Merger is approved and adopted and the merger is completed, you will be sent written instructions for exchanging your certificates representing our common stock for a cash payment. If you hold certificates representing our common stock, please do not send your certificates until you receive these instructions.

     On behalf of our Board of Directors, I thank you in advance for your participation in this matter.

Yours truly,

Billy D. Prim
Chairman of the Board and Chief Executive
Officer

This proxy statement is dated      , 2004, and is first being mailed to our stockholders on or about      , 2004.

LOGO

BLUE RHINO CORPORATION
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON       , 2004

Dear Stockholder:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Blue Rhino Corporation will be held on      ,      , 2004, at [the Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina, at 10:30 a.m.]

     At the special meeting, stockholders will be asked to consider and vote upon the following matters:

1.	a proposal unanimously recommended by our Board of Directors to approve and adopt an Agreement and Plan of Merger dated February 8, 2004, by and among us, Ferrell Companies, Inc., FCI Trading Corp. and Diesel Acquisition LLC pursuant to which:

•	Diesel Acquisition will be merged with and into us and we will be the surviving entity as a wholly-owned subsidiary of FCI Trading, and

•	each outstanding share of our common stock, par value $.001 per share, shall be converted into the right to receive $17.00 in cash; and

2.	any other business that may properly come before the special meeting, including without limitation any adjournment or postponement of the special meeting.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. A copy of the Agreement and Plan of Merger is attached as Appendix A to the proxy statement.

     Our Board of Directors unanimously determined that approval and adoption of the Agreement and Plan of Merger is advisable and in the best interests of us and our stockholders and recommended that you approve and adopt the Agreement and Plan of Merger.

     Approval and adoption of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Only stockholders of record at the close of business on the record date of      , 2004, are entitled to vote their shares at the special meeting. A list of stockholders entitled to vote will be available for inspection during regular business hours at our executive offices at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 for 10 days prior to the special meeting.

     Stockholders are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “The Merger — Appraisal Rights” on page 30 of the proxy statement.

     YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors

Billy D. Prim
Chairman of the Board and Chief Executive Officer
Winston-Salem, North Carolina , 2004

BLUE RHINO CORPORATION
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON __________, 2004

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	5
THE SPECIAL MEETING	8
Date, Time and Place of Special Meeting	8
Purpose of the Special Meeting	8
Record Date; Stock Entitled to Vote; Quorum	8
Vote Required	8
Voting Agreement	9
Proxies	9
Appraisal Rights	9
Solicitation of Proxies	9
PARTIES TO THE MERGER	10
THE MERGER	11
Background of the Merger	11
Reasons for the Merger and Recommendation of the Special Committee	14
Board Recommendation	18
Opinion of Financial Advisor	18
Interests of Specific Persons in the Merger	25
Financing of the Merger	29
Regulatory Matters	29
Material United States Federal Income Tax Consequences	29
Accounting Treatment	30
Appraisal Rights	30
Pending Litigation Relating to the Merger	32
THE AGREEMENT AND PLAN OF MERGER	33
Structure and Effective Time	33
Merger Consideration	33
Exchange Procedures	33
Treatment of Stock Options and Warrants	34
Employee Stock Purchase Plan	34
Representations and Warranties	34
Conduct of Business Pending the Merger	36
Additional Covenants	37
Conditions to the Merger	38
Limitation on Considering Other Acquisition Proposals	39
Termination	39
Termination Fees	40
Amendment and Waiver	40
VOTING AGREEMENT	40

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT	41
MARKET PRICE AND DIVIDEND DATA	44
STOCKHOLDER PROPOSALS	45
FORWARD LOOKING STATEMENTS	46
WHERE YOU CAN FIND MORE INFORMATION	47
OTHER MATTERS	47

APPENDIX A	Agreement and Plan of Merger
APPENDIX B	Opinion of Banc of America Securities LLC
APPENDIX C	Section 262 of the General Corporation Law of the State of Delaware – Appraisal Rights

ii

SUMMARY TERM SHEET

     This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the attached appendices. In this proxy statement, the terms “we,” “us” and “our” refer to Blue Rhino Corporation.

Proposed Merger	The proposed merger will effect the merger of Diesel Acquisition with and into us and we will become wholly-owned by FCI Trading. We will cease to be a public company and you will have no further interest in the surviving entity. See the section entitled “The Agreement and Plan of Merger – Structure and Effective Time” on page 33 of this proxy statement.

Payment for Shares	Each share of our outstanding common stock will receive in the merger $17.00 in cash, without interest, except for shares held by stockholders who perfect appraisal rights under Delaware law. See the section entitled “The Agreement and Plan of Merger – Merger Consideration” on page 33 of this proxy statement.

Options and Warrants	Each outstanding exercisable stock option and warrant to purchase our common stock will be converted into the right to receive from us a cash payment equal to the difference between $17.00 per share and the applicable exercise price for such option or warrant. Unvested options not otherwise subject to automatic accelerated vesting upon a change in control will vest on a pro rata basis through the day immediately prior to the closing date of the merger. See the section entitled “The Agreement and Plan of Merger – Treatment of Stock Options and Warrants” on page 34 of this proxy statement.

Stockholder Vote	You are being asked to approve and adopt the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger, by which FCI Trading will acquire 100% ownership of us and by which our outstanding common stock shall be converted into the right to receive $17.00 in cash per share. The Agreement and Plan of Merger must be approved and adopted by the affirmative vote of a majority of the outstanding shares of our common stock at a special meeting of our stockholders to be held on , 2004. See the section entitled “The Special Meeting — Vote Required” on page 8 of this proxy statement.

Recommendation	After careful consideration and upon the unanimous recommendation of an independent Special Committee of the Board of Directors, our Board of Directors has unanimously determined that the Agreement and Plan of Merger is advisable and fair to, and in the best interests of, us and our stockholders. Accordingly, the Board unanimously recommends that you vote “FOR” approval and adoption of the Agreement and Plan of Merger. See the section entitled “The Merger — Reasons for the Merger and Recommendation of the Special Committee” on page 14 of this proxy statement.

Opinion of Financial Advisor	Banc of America Securities, LLC, the financial advisor to the Special Committee, delivered its opinion that, subject to and based upon the considerations set forth in its written opinion, including the various assumptions and limitations set forth in the opinion, the consideration to be received by our stockholders, other than our management stockholders and their affiliates, pursuant to the Agreement and Plan of Merger is fair, from a financial point of view, to such stockholders. See the section entitled “The Merger – Opinion of Financial Advisor” on page 18 of this proxy statement.

Interests of Specific Persons in the Merger	In considering the recommendation of our Board of Directors in favor of the merger, you should be aware that some of our officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders, as described below in the section entitled “The Merger – Interests of Specific Persons in the Merger” on page 25 of this proxy statement.

Representations and Warranties	The Agreement and Plan of Merger contains usual and customary representations and warranties by us relating to our business. See the section entitled “The Agreement and Plan of Merger – Representations and Warranties” on page 34 of this proxy statement.

Covenants	The Agreement and Plan of Merger contains usual and customary covenants relating to the conduct of our business prior to the merger. See the sections entitled “The Agreement and Plan of Merger – Conduct of Business Pending the Merger” on page 36 of this proxy statement and “The Agreement and Plan of Merger — Additional Covenants” on page 37 of this proxy statement.

Conditions to Merger	The Agreement and Plan of Merger contains several important conditions to closing the merger, including the following:

•	approval and adoption of the Agreement and Plan of Merger by a majority of the outstanding shares of our common stock entitled to vote;

•	obtaining all material third party consents and governmental approvals which are necessary to consummate the merger, including the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act;

•	the absence of any injunction, order, or other legal restraint prohibiting consummation of the merger; and

•	the deposit by FCI Trading or its designee of the merger consideration with an escrow agent.

See the section entitled “The Agreement and Plan of Merger - Conditions to the Merger” on page 38 of this proxy statement.

Limitation on Other Acquisition Proposals	Pursuant to the Agreement and Plan of Merger, we have agreed not to, and have agreed not to authorize or permit any of our officers, directors, employees or representatives to, solicit, initiate, encourage or take any action to facilitate any alternative proposal to acquire us or our assets. Further, we are obligated to notify FCI Trading promptly of any such proposal we receive. However, we may furnish information to any person who makes an unsolicited inquiry concerning a possible proposal of that type if we first obtain a confidentiality agreement from such person on substantially the same terms as our confidentiality agreement with an affiliate of FCI Trading. We remain free to enter into negotiations or discussions with any person that makes an unsolicited proposal of that type and may enter into such a proposal with a third party if our Board, after advice of counsel, determines in good faith that the failure to do so, or the failure to make, withdraw, modify or change a recommendation to our stockholders, would result in a breach of our Board’s fiduciary duties. See the section entitled “The Agreement and Plan of Merger - Limitation on Considering Other Acquisition Proposals” on page 39 of this proxy statement.

Termination	The Agreement and Plan of Merger may be terminated under a number of circumstances, including without limitation:

•	by either party if the merger has not closed by August 3, 2004;

•	by either party if our stockholders do not approve and adopt the Agreement and Plan of Merger at a duly held special meeting;

•	by either party if our Board of Directors exercises its fiduciary duty in good faith and:

•	approves or recommends to our stockholders an unsolicited proposal to acquire us or our assets, or

•	there is an unsolicited tender or exchange offer to acquire control of us and the Board recommends such offer to the stockholders or otherwise fails to recommend that our stockholders reject such offer within 10 business days; or

•	by FCI Trading if it and its affiliates exercise their good faith reasonable best efforts to obtain financing necessary to consummate the merger on reasonable commercial terms, which reasonableness is based on whether there has been a material adverse change in the pricing for the securities of Ferrellgas Partners, L.P., but are unable to do so.

See the section entitled “The Agreement and Plan of Merger - Termination” on page 39 of this proxy statement.

Termination Fees	If the Agreement and Plan of Merger is terminated by FCI Trading following our Board’s exercise of its fiduciary duty with respect to an unsolicited proposal or an unsolicited tender or exchange offer, we would be obligated to pay a termination fee of $10 million. If FCI Trading exercises its right to terminate the Agreement and Plan of Merger due to its inability to obtain financing under the limited conditions described above, FCI Trading would be obligated to pay us a termination fee of $10 million. If the Agreement and Plan of Merger is terminated under other circumstances by either party on account of a willful and material breach of the Agreement and Plan of Merger, the breaching party will be subject to liability. See the section entitled “The Agreement and Plan of Merger - Termination Fees” on page 40 of this proxy statement.

Voting Agreements	Four of our stockholders have agreed to vote their shares of our common stock in favor of the merger and against any proposal made in opposition to or in competition with the merger. As of the record date, these stockholders owned [26.8]% of our outstanding common stock. See the section entitled “Voting Agreement” on page 40 of this proxy statement.

Tax Consequences	The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for federal income tax purposes. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the stockholder’s shares and that stockholder’s adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and it will be a long-term capital gain or loss if the stockholder held the shares for more than one year at the time of the merger. For additional information regarding material tax consequences of the merger to our stockholders, see the section entitled “The Merger — Material United States Federal Income Tax Consequences” on page 29 of this proxy statement.

Appraisal Rights	Stockholders who neither vote in favor of nor consent in writing to the merger will be entitled to seek an appraisal of the “fair value” of their shares under Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the merger. To perfect the right to an appraisal, a stockholder must submit a timely written demand for appraisal and otherwise comply with the applicable requirements of Delaware law. See the section entitled “The Merger — Appraisal Rights” on page 30 of this proxy statement, and Appendix C to this proxy statement.

Voting Procedures	Each share of our outstanding common stock is entitled to one vote at the meeting. You may vote by completing, signing and mailing your proxy card in the postage-paid envelope, or by attending the meeting and voting in person. Whether or not you intend to attend the special meeting, please grant your proxy to ensure that your shares are represented at the special meeting and your vote is counted.

QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting of stockholders. You should carefully read this entire proxy statement, including each of the attached appendices.

Q:	When and where will the special meeting of our stockholders be held?

A:	The special meeting will be held on , 2004, at [the Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina, at 10:30 a.m.]

Q:	Who is eligible to vote?

A:	All stockholders of record as of , 2004, the record date for the special meeting, are eligible to vote.

Q:	What am I being asked to approve?

A:	You are being asked to approve the merger of Diesel Acquisition with and into us whereby we will become wholly-owned by FCI Trading. We will cease to be an independent, publicly traded company as a result of the merger.

Q:	What will I receive in the merger?

A:	Our stockholders, other than those stockholders who validly exercise appraisal rights as discussed in this proxy statement, will receive cash consideration of $17.00 per share of common stock, without interest.

Q:	Does our Board of Directors recommend voting in favor of the merger?

A:	Yes. After careful consideration and upon the unanimous recommendation of an independent Special Committee of the Board of Directors, the Board has determined that the merger and the Agreement and Plan of Merger are advisable and fair to, and in the best interests of, us and our stockholders. Accordingly, the Board has unanimously approved the Agreement and Plan of Merger and the transactions it contemplates, including the merger, and unanimously recommends that you vote “FOR” approval and adoption of the Agreement and Plan of Merger. Please also see the section entitled “The Merger — Reasons for the Merger and Recommendation of the Special Committee” on page 14 of this proxy statement.

Q:	What is the Special Committee and why was it formed?

A:	Some of our officers and directors, including Billy D. Prim, our Chairman and Chief Executive Officer, have interests in the merger which differ from, or are in addition to, interests of our stockholders generally. Your Board formed the Special Committee consisting of directors disinterested in the merger to protect your interests in evaluating the terms of the merger. For a description of these events, see “The Merger — Reasons for the Merger and Recommendation of the Special Committee” beginning on page 14 of this proxy statement.

Q:	Why does the Board recommend the merger?

A:	The Board believes that the merger maximizes the value of our common stock. The Special Committee evaluated the fairness of the merger and unanimously recommended to the Board that the merger is advisable and fair to, and in the best interests of, us and our stockholders. For a more complete description of the factors considered by the Special Committee, see “The Merger — Reasons for the Merger and Recommendation of the Special Committee” beginning on page 14 of this proxy statement.

Q:	What vote is required to approve the merger?

A:	Applicable Delaware law requires that the holders of a majority of our outstanding shares of common stock approve and adopt the Agreement and Plan of Merger. Some of our stockholders, including Billy D. Prim and Andrew J. Filipowski, have entered into a Voting Agreement with FCI Trading and have agreed to vote in favor of the merger and against any proposal made in opposition to or in competition with the merger. Those stockholders held an aggregate of approximately [26.8]% of our outstanding common stock as of the record date. These voting obligations do not limit the fiduciary obligations of Billy D. Prim and Andrew J. Filipowski in their capacity as our officers and directors.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including the appendices, and to consider how the merger affects you. After your review, if you choose to vote by proxy, you should do so as soon as possible by completing, signing and mailing your proxy card in the enclosed return envelope so that your shares can be voted at the special meeting of our stockholders.

Q:	What happens if I do not return a proxy card or vote?

A:	If you fail to return your proxy card or otherwise vote, it will have the same effect as voting against the merger.

Q:	May I vote in person?

A:	If your shares are held in your name and not in street name, or through an intermediary, you may vote your shares in person at the special meeting, rather than signing and returning your proxy card or otherwise voting. If your shares are held in street name or through an intermediary, you must first obtain a proxy in your name from your broker and bring it to the special meeting.

Q:	May I change my vote after I have granted my proxy?

A:	You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary, stating that you would like to revoke your proxy. The address for sending any such notice is D. Scott Coward, General Counsel and Secretary, at Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104. Second, you can grant a new proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. Notwithstanding the foregoing, if you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:	Should I send in my stock certificates now?

A:	No. However, after the merger is completed, you will receive written instructions for surrendering your certificates representing our common stock for the consideration payable to you in cash, without interest.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration of the applicable Hart-Scott-Rodino antitrust waiting periods. We expect to complete the merger shortly after the date of the special meeting. However, we cannot assure you as to when or if the merger will occur.

Q:	Am I entitled to appraisal or dissenters’ rights?

Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. Please see the section entitled “The Merger — Appraisal Rights” on page 30 of this proxy statement for a discussion of appraisal rights.

Q:	What are the tax consequences of the merger to me?

A:	When you exchange your shares for cash, it will be considered a taxable transaction. Your tax consequences will depend on your personal situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you. A summary of the material federal income tax consequences of the merger can be found beginning on page 29 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact D. Scott Coward, General Counsel and Secretary, at Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104, telephone number: (336) 659-6900.

THE SPECIAL MEETING

Date, Time and Place of Special Meeting

     This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors in connection with a special meeting of stockholders to be held on      ,      , 2004, at [the Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina, at 10:30 a.m.]

Purpose of the Special Meeting

The special meeting will be held for the following purposes:

1.	to consider and vote upon a proposal unanimously recommended by our Board of Directors to approve and adopt an Agreement and Plan of Merger dated February 8, 2004, by and among us, Ferrell Companies, FCI Trading and Diesel Acquisition pursuant to which:

•	Diesel Acquisition will be merged with and into us and we will be the surviving entity as a wholly-owned subsidiary of FCI Trading, and

•	each outstanding share of our common stock, par value $.001 per share, shall be converted into the right to receive $17.00 in cash; and

2.	to transact any other business that may properly come before the special meeting, including without limitation any adjournment or postponement of the special meeting.

A copy of the Agreement and Plan of Merger is attached as Appendix A to this proxy statement. As of the date of this proxy statement, our Board of Directors is not aware of any other business to be presented for consideration at the special meeting.

Record Date; Stock Entitled to Vote; Quorum

     Only stockholders of record at the close of business on the record date of      , 2004, are entitled to notice of, and to vote their shares at, the special meeting. Each outstanding share of our common stock is entitled to one vote. On the record date,      shares of our common stock were outstanding and entitled to vote. Holders of a majority of the outstanding shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting will constitute a quorum to conduct business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

     Under Delaware law and our certificate of incorporation, the approval and adoption of the Agreement and Plan of Merger requires the affirmative vote of a majority of our common stock outstanding on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will effectively count as a vote against the approval and adoption of the Agreement and Plan of Merger.

     If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on a particular proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be voted on that particular proposal. This process is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. A broker non-vote will effectively count as a vote against the approval and adoption of the Agreement and Plan of Merger.

     Under our bylaws, any adjournment proposal requires the affirmative vote of a majority of the shares of our common stock represented either in person or by proxy at the special meeting and eligible to vote.

Voting Agreement

     In connection with the proposed merger, and to satisfy a condition imposed by Ferrell Companies and FCI Trading to enter into the Agreement and Plan of Merger, Billy D. Prim, Andrew J. Filipowski, Malcolm R. McQuilkin and affiliates of Camden Partners have entered into a Voting Agreement dated February 8, 2004, with FCI Trading to vote their shares of our common stock in favor of the Agreement and Plan of Merger and against any proposal made in opposition to or in competition with the merger, which shares represent approximately [26.8%] of the outstanding shares of our common stock entitled to vote. See the section entitled “Voting Agreement” on page 40 of this proxy statement.

Proxies

     If a stockholder properly grants a proxy as described in this proxy statement, the shares of our common stock represented by the proxy will be voted as the stockholder directs. IF THE PROXY CARD IS PROPERLY SIGNED AND RETURNED BUT NO INSTRUCTIONS ARE GIVEN BY THE STOCKHOLDER, THE SHARES OF OUR COMMON STOCK TO WHICH THAT PROXY APPLIES WILL BE VOTED BY THE PROXIES NAMED HEREIN FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. Also, the named proxies will vote at their discretion in connection with other business that may properly come before the special meeting, including any adjournment or postponement of the special meeting.

     A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with our Secretary at our address specified in the notice for the special meeting or by granting a new proxy at a later date. In addition, a stockholder may revoke a proxy by attending the special meeting and voting in person.

     At this time, we know of no other matters that may be presented for stockholder action at the special meeting. However, if any matters, other than the proposals stated above, should properly come before the special meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their best judgment. In the event that there are not sufficient votes to approve and adopt the Agreement and Plan of Merger as stated above and if there are sufficient votes to approve and adopt an adjournment proposal, the persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve and adopt the Agreement and Plan of Merger will be voted in favor of any such adjournment or postponement. The delivery of this proxy statement will not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.

     Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Appraisal Rights

     If you wish to exercise appraisal rights, you must not vote in favor of the approval and adoption of the Agreement and Plan of Merger, must not grant a proxy and you must follow specific procedures as more fully described in “The Merger — Appraisal Rights” on page 30 and Appendix C to this proxy statement. You must precisely follow these specific procedures to exercise your appraisal rights, or you may lose your appraisal rights.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. We intend to request that banks, brokerage houses, custodians, nominees and other fiduciaries forward copies of these proxy materials to those persons for whom they hold shares. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by mail, some of our officers, employees and agents may solicit proxies in person or by telephone or email. They will not receive any specific compensation for such services. Although we have not yet engaged any professional proxy solicitation firm to assist with our proxy solicitation for the special meeting, we may do so in the future if we determine that it is advisable to do so.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH OUR SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANOTHER PERSON.

PARTIES TO THE MERGER

Blue Rhino Corporation

     Founded in 1994, we are a leading national provider of branded propane tank exchange service and a leading provider of complementary products and services to consumers through many of the world’s leading retailers. Our branded tank exchange service is offered at more than 29,000 retail locations in 49 states and Puerto Rico through leading home improvement centers, mass merchants, hardware, grocery and convenience stores. Propane tank exchange provides consumers with a safe and convenient alternative to traditional propane tank filling.

     We are a Delaware corporation and our executive offices are located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 and our telephone number is (336) 659-6900.

Ferrell Companies, Inc.

     Ferrell Companies, Inc. is a Kansas corporation. The principal business of Ferrell Companies is the ownership of:

•	the general partner of Ferrellgas Partners, a master limited partnership whose common units are publicly-traded on the New York Stock Exchange under the symbol “FGP,” and its operating subsidiary, Ferrellgas, L.P.; and

•	approximately 45% of the outstanding common units of Ferrellgas Partners.

FCI Trading Corp.

     FCI Trading is a Delaware corporation and wholly-owned subsidiary of Ferrell Companies, Inc. established to purchase and sell energy commodities.

Diesel Acquisition LLC

     Diesel Acquisition is a Delaware limited liability company and wholly-owned subsidiary of FCI Trading recently formed solely for the purpose of effecting the merger.

     The address of each of Ferrell Companies’, FCI Trading’s and Diesel Acquisition’s principal office is One Liberty Plaza, Liberty, Missouri 64068 and the telephone number for each is (816) 792-1600.

THE MERGER

Background of the Merger

     Our Board of Directors has regularly and actively reviewed our long-term strategies and objectives. As part of this process and with a view towards maximizing stockholder value, the Board has considered various strategic alternatives, including potential business combinations. During the second half of 2003, the Board considered a number of alternatives, including:

•	Expansion of our core business through the acquisition of additional propane tank exchange businesses;

•	Acquisitions of additional propane tank exchange distributors to better control product distribution in key markets;

•	Acquisitions of additional product lines to leverage our valuable relationships with our large retailer customers;

•	Diversification into new lines of business that take advantage of our distribution network and infrastructure;

•	Payment of regular cash dividends to our stockholders;

•	Expansion of our propane tank exchange business into foreign markets;

•	Institution of a share repurchase program; and

•	Sale of our business.

     Based on its consideration of the advantages and disadvantages of these strategic alternatives and after pursuing a number of potential transactions, in the Fall of 2003, the Board began to focus its efforts towards exploring a possible sale of our business. In addition to the relative advantages and disadvantages of each of the alternatives, the Board placed considerable weight on a number of factors that impacted us. In addition, the time required of our management to comply with the disclosure requirements and the costs of remaining a public company have risen dramatically, particularly the substantial legal, accounting and personnel costs associated with compliance with the Sarbanes-Oxley Act. Moreover, the Board considered our financial strength and recent performance as positive factors in support of pursuing a potential sale of our business.

     Over the years, our senior executives have developed business relationships with their counterparts at the major publicly traded bulk propane distribution companies. On August 4, 2003, James E. Ferrell, Chief Executive Officer of Ferrell Companies and Ferrellgas, Inc., the general partner of Ferrellgas Partners, met with Billy D. Prim, our Chief Executive Officer, in Winston-Salem, North Carolina to discuss a potential business relationship between the companies. At the time of this initial meeting, we were actively engaged in pursuing a potential acquisition of a competitor’s propane tank exchange business and based on that, Messrs. Prim and Ferrell did not focus their discussions at this meeting on a potential acquisition of us by Ferrell Companies and its affiliates.

     In late September 2003, negotiations regarding the potential propane tank exchange business acquisition were terminated. As a result, we directed our attention to other strategic alternatives, including a possible sale of our business.

     On October 30, 2003, representatives of Banc of America Securities, as part of their ongoing relationship with us, made a presentation to our senior executives regarding potential strategic alternatives available to us, including the potential for a strategic sale.

     On November 4, 2003, members of our senior management met with senior executives of a global Fortune 500 company in Winston-Salem, North Carolina to discuss a possible business combination. Prior to these discussions, we and this company entered into a standard confidentiality agreement dated October 28, 2003 relating to information to be disclosed by us. Based on these discussions, we and this company entered into another standard confidentiality agreement dated November 17, 2003, covering information to be disclosed to us by the other company. During November and December 2003, we exchanged confidential information with this company and assisted it in developing financial models that addressed potential synergies between the companies. Our Board of Directors was briefed on the progress of these discussions at its meeting on November 21, 2003 and authorized management to continue negotiations.

     Based on these discussions, the potential acquiror expressed an interest in pursuing a transaction and indicated it would seek its board of directors’ approval to proceed with submitting a formal offer. In early December 2003, however, the company notified Mr. Prim that it was not prepared to make an offer due to various business considerations.

     At a meeting of our Board on December 8, 2003, Mr. Prim reported the results of those discussions. The Board authorized management to explore other potential acquirors and to use Banc of America Securities to assist it in these efforts.

     Following this meeting, Mr. Prim contacted Mr. Ferrell to determine whether Ferrell Companies or its affiliates had an interest in discussing an acquisition of us. Based on this conversation, the parties negotiated and executed a confidentiality agreement dated December 19, 2003, and Messrs. Prim and Ferrell met in Winston-Salem, North Carolina on December 20, 2003 for preliminary discussions regarding the interest of Ferrell Companies in acquiring us. Following this meeting, the parties agreed to commence active discussions after the New Year.

     On January 5, 2004, representatives of Ferrell Companies and its affiliates returned to Winston-Salem, North Carolina for preliminary discussions about a possible acquisition and began active due diligence and negotiations. On January 12, 2004, a second meeting was held in Winston-Salem, North Carolina between representatives of Ferrell Companies, its affiliates and us. Over the next two weeks, the parties continued their negotiations and discussed the potential structure and price of the transaction. On January 19, 2004, representatives of Ferrell Companies and its affiliates met with us in Winston-Salem, North Carolina to discuss the potential acquisition and potential structure.

     On January 21, 2004, at our request, representatives of Banc of America Securities met with representatives of a foreign multinational oil and gas company to inquire about its potential interest in acquiring us. This company was familiar with us and indicated that it was not interested in pursuing an acquisition.

     On January 23, 2004, Mr. Prim briefed the Board of Directors of the results of the inquiry made by Banc of America Securities and the status of discussions with Ferrell Companies and its affiliates. At that date, no offer had been made. Management discussed with the Board a range of prices for a potential sale. The Board authorized management to continue the discussions with Ferrell Companies and its affiliates and to pursue obtaining a higher price.

     Between January 24-27, 2004, negotiations continued between the parties. On January 27, 2004, Ferrell Companies and its affiliates indicated their willingness to acquire us in an all cash transaction valued at $17.00 per share of our common stock. The offer was conditioned on Mr. Prim’s agreement to restructure his employment agreement with us and agreeing to reinvest in Ferrellgas Partners nearly all of the net after tax proceeds he would receive in the proposed merger.

     On January 28, 2004, the Board of Directors met and senior management outlined the proposed terms of the Ferrell Companies offer. As part of this meeting, Scott Coward, our General Counsel, advised the Board as to its fiduciary duties under Delaware law with respect to consideration of a potential sale. At this meeting, the Board established a Special Committee consisting of Richard A. Brenner, Steven D. Devick, John H. Muehlstein and David L. Warnock. None of the members of the Special Committee had any interest in the proposed transaction with Ferrell Companies separate from their interests as holders of our options and warrants and as our stockholders. The Special Committee was authorized to evaluate and negotiate the Ferrell Companies offer, to receive, evaluate and negotiate competing offers, to make recommendations to the entire Board with respect to such matters and to engage legal and financial advisors at our expense to assist it in its duties.

     The Special Committee held its initial meeting on January 28, 2004. At this meeting, Mr. Brenner was appointed Chairman and the Special Committee engaged Womble Carlyle Sandridge & Rice, PLLC, as legal counsel to assist it in the performance of its duties. The Special Committee also heard a presentation from Banc of America Securities and initiated discussions regarding engagement of that firm as its financial advisor.

     On January 28, 2004, Mayer, Brown, Rowe & Maw LLP, counsel to Ferrell Companies, distributed an initial draft of the Agreement and Plan of Merger.

     On January 29, 2004, the Special Committee engaged Banc of America Securities to prepare a fairness opinion to the Special Committee in connection with the proposed merger and to provide related services. On January 30, 2004, Banc of America Securities provided a preliminary assessment to the Special Committee of the proposed transaction and reviewed the valuation methodology it would use to evaluate the transaction.

     From January 29, 2004, to February 6, 2004, the Special Committee and its legal counsel negotiated the terms of the Agreement and Plan of Merger and related documents with Ferrell Companies and its counsel. During this period, the Special Committee had 15 telephonic meetings and was kept apprised of the status of negotiations and substantive open issues on an on-going basis by its legal counsel.

     Between February 2, 2004, and February 7, 2004, Ferrell Companies and its legal advisors continued a due diligence review of our business and operations.

     Between February 1, 2004, and February 7, 2004, representatives of Ferrell Companies and its affiliates together with their legal counsel negotiated the terms of Unit Purchase Agreements and related Registration Rights Agreements with Messrs. Prim, Filipowski and McQuilkin and their respective legal counsel.

     Between January 26, 2004, and February 7, 2004, representatives of Ferrell Companies negotiated the terms of the termination and restructuring of Mr. Prim’s employment agreement with us. Ultimately, these negotiations led to the execution of the new Employment Agreement among Mr. Prim, Ferrell Companies and Ferrellgas, Inc. to be effective at the closing of the merger.

     In conjunction with its due diligence investigation of us, Ferrell Companies determined that it would not be willing to enter into the Agreement and Plan of Merger unless it could secure ownership of a five acre parcel of real estate that was owned by Mr. Prim and used by us for propane storage, warehouse facilities and other operating purposes. Between February 4, 2004, and February 7, 2004, representatives of Ferrell Companies and Mr. Prim and his counsel negotiated the Real Property Contribution Agreement.

     On February 6, 2004, negotiation of substantive issues under the Agreement and Plan of Merger concluded.

     On February 7, 2004, the Special Committee and the Board held meetings with counsel to the Special Committee and representatives of Banc of America Securities to consider the proposed merger, the Agreement and Plan of Merger and related documents, including Mr. Prim’s Employment Agreement, the Unit Purchase Agreements, the Registration Rights Agreements, the Voting Agreement and the Real Property Contribution Agreement. Initially, members of the Special Committee met alone with their legal and financial advisers to review the history of the negotiations, the terms of the Agreement and Plan of Merger and the other related documents and an overview of the Special Committee’s duties and responsibilities under Delaware law. The remaining members of our Board joined the meeting for a presentation by Banc of America Securities, at which it provided its updated financial analysis and its fairness opinion described herein. Following this presentation, the Special Committee again met in executive session to consider the proposed merger, including the relevant positive and negative factors described below. At the conclusion of this session, the Special Committee unanimously concluded that the proposed merger and Agreement and Plan of Merger were fair to and in the best interests of our stockholders and recommended approval by our full Board.

     The Board convened immediately thereafter to consider the proposed merger, the Agreement and Plan of Merger and related documents. Legal counsel reviewed for the Board the terms of the Agreement and Plan of Merger and related agreements and the Board’s legal obligations under Delaware law. Mr. Brenner provided a Report of the Special Committee, including the basis for its recommendation. Following a discussion, the Board of Directors unanimously:

•	determined that the merger as set forth in the Agreement and Plan of Merger is advisable, fair to, and in the best interests of our stockholders;

•	approved and adopted the Agreement and Plan of Merger; and

•	recommended that the Agreement and Plan of Merger be approved and adopted by our stockholders.

     On February 8, 2004, the boards of directors of Ferrell Companies and FCI Trading, on behalf of itself and as sole member of Diesel Acquisition, approved the Agreement and Plan of Merger and related documents. The board of directors of Ferrellgas, Inc., as the general partner of Ferrellgas Partners, approved the agreements described in this proxy statement to which Ferrellgas Partners is a party. Later that evening, the parties executed the Agreement and Plan of Merger, Voting Agreement and related transaction documents. A joint press release announcing the signing of the Agreement and Plan of Merger was issued on February 9, 2004.

Reasons for the Merger and Recommendation of the Special Committee

     Special Committee

     The Special Committee consists of four independent directors and was formed by the Board to evaluate and negotiate the offer from Ferrell Companies and FCI Trading and to respond to any competing offer. The members of the Special Committee are not our officers or employees, and none of them has an interest in the merger other than as holders of options that will accelerate as a result of the merger and their ownership of warrants and shares of our common stock. See “The Merger — Interests of Specific Persons in the Merger — Accelerated Vesting of Specific Stock Options” on page 27 of this proxy statement. The Special Committee, with the assistance of its financial advisor, Banc of America Securities, and its legal counsel, evaluated the fairness of the merger to our stockholders.

     The Special Committee met on 17 occasions, assumed control of the negotiations and actively evaluated and negotiated the Agreement and Plan of Merger and related documents with Ferrell Companies, its affiliates and their counsel. In particular, the Special Committee succeeded in eliminating many proposed closing conditions and negotiated a substantial reduction in the termination fee that would have to be paid to FCI Trading if the Agreement and Plan of Merger were terminated due to a superior unsolicited proposal to acquire us or our assets or an unsolicited tender or exchange offer from a third party. In addition, the Special Committee spent considerable effort negotiating more favorable terms for our stockholders with respect to the provision of the Agreement and Plan of Merger that enables FCI Trading to terminate the Agreement and Plan of Merger if it and its affiliates are unable to secure financing and negotiated the inclusion of a substantial termination fee if FCI Trading were to so terminate. With respect to the Unit Purchase Agreements entered into by Messrs. Prim, Filipowski and McQuilkin and the Employment Agreement and Real Property Contribution Agreement entered into by Mr. Prim, the Special Committee monitored the negotiations between Ferrell Companies, its affiliates and the parties to such agreements and communicated its position with respect to the terms of such agreements to Ferrell Companies and Mr. Prim. Based on its evaluation and review, and its consideration of the factors described below in the section entitled “Reasons for the Merger”, including the fairness opinion received from Banc of America Securities, the Special Committee unanimously determined that the merger is advisable, fair to and in the best interests of our stockholders and recommended that the Board approve and adopt the Agreement and Plan of Merger.

     Reasons for the Merger

     The Special Committee and the Board have independently determined that the terms of the Agreement and Plan of Merger and the merger are advisable and fair to, and in the best interests of, us and our stockholders. In the course of reaching its decision to approve the merger and to approve and adopt the Agreement and Plan of Merger, the Board relied upon the recommendation of the Special Committee and consulted with our management and the Special Committee’s financial advisors and legal counsel.

     Prior to approving the merger and the Agreement and Plan of Merger, the Board considered a number of alternatives for enhancing stockholder value as presented by our management at the meetings of the Board on September 4, November 21, and December 8, 2003. Based on such information, the unanimous recommendation of the Special Committee, the terms of the Agreement and Plan of Merger and related documents, its consideration of the factors described below including the fairness opinion of Banc of America Securities, and other information discussed during the Board’s meeting on February 7, 2004, the Board unanimously concluded that the $17.00 per share cash consideration to be received by our stockholders in the merger represented the best currently available price and was fair and in the best interest of our stockholders.

     The Special Committee and the Board identified and considered a number of potential positive factors in their deliberations, including the following, each of which individually and all of which in the aggregate, supported their respective decisions to recommend and approve and adopt the Agreement and Plan of Merger and the merger:

•	The consideration for the merger relative to the historical market prices of our common stock and, in particular, the fact that the anticipated $17.00 per share represents approximately a 22% premium over the closing price of our common stock on the trading day prior to announcement and a 6% premium to the trailing 52 week high closing price of our common stock;

•	The judgment of the Special Committee and the Board that the anticipated $17.00 per share price was negotiated on an arm’s-length basis and represented the highest price that could be negotiated;

•	The consideration for the merger is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration, especially in light of the volatility of today’s stock market;

•	The size, competitive position and financial stability of Ferrell Companies and its affiliates;

•	The structure of Ferrell Companies and its affiliates that enables Ferrell Companies to value the cash flow generated from our business at a higher level than an entity that is fully taxed;

•	The financial analysis and presentation by Banc of America Securities and the opinion of Banc of America Securities, which is attached as Appendix B to this proxy statement, that, as of the date of the opinion, and based on procedures followed, assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the consideration payable to our stockholders in the proposed merger, other than management stockholders, was fair to such stockholders from a financial point of view; please see “Opinion of

Financial Advisor” on page 18 of this proxy statement for more information on the fairness opinion, including the underlying assumptions and methodologies, matters considered and limitations on the review undertaken;

•	The Agreement and Plan of Merger enables us to participate in discussions and negotiations with, furnish non-public information and afford access to our books and records to, any third party that submits an unsolicited competing bid to acquire us or our assets subject to the limitations described under “Limitation on Considering other Acquisition Proposals” on page 39 of this proxy statement;

•	The Agreement and Plan of Merger permits us to terminate the Agreement and Plan of Merger so that we may enter into a definitive agreement for a competing proposal that the Special Committee believes to be superior to the proposed merger, subject to the requirements of the Agreement and Plan of Merger and the payment by us of a termination fee of $10,000,000, or approximately 2.9% of the aggregate consideration for the merger;

•	Our prospects and the potential stockholder value that could be expected to be generated if we were to remain an independent, publicly traded company, including:

•	our business strategy going forward;

•	the uncertainty of being able to complete acquisitions, to expand into new markets and to maintain a high rate of growth;

•	the increased costs of being a public company; and

•	the prospect of increased competition, especially from competitors with greater financial and other resources;

•	The fact that members of our management had contacted several parties, and Banc of America Securities had contacted one additional party, regarding their interest in a possible transaction with us and, although each party was afforded ample time and information to submit an offer, only Ferrell Companies and its affiliates had initiated serious discussions to acquire us at a price as high as $17.00 per share;

•	The fact that Ferrell Companies and its affiliates required the purchase of common units of Ferrellgas Partners by Messrs. Prim, Filipowski and McQuilkin and the Special Committee’s conclusion that the terms of such purchases were negotiated on an arm’s-length basis and did not diminish the consideration to be received by our public stockholders in the merger;

•	The fact that Ferrell Companies and its affiliates required Mr. Prim to terminate his existing employment agreement with us and negotiate a new agreement with Ferrell Companies and Ferrellgas, Inc. and the Special Committee’s conclusion that the financial terms of such new Employment Agreement had an aggregate potential value to Mr. Prim substantially below the value of his vested rights under his existing employment agreement and did not diminish the consideration to be received by our public stockholders in the merger;

•	The fact that Ferrell Companies and its affiliates required Mr. Prim to transfer specified real property to Ferrellgas Partners as a condition to signing the Agreement and Plan of Merger and that the purchase price for the real property was negotiated between the parties on an arm’s-length basis and did not diminish the consideration to be received by our public stockholders in the merger;

•	The availability of appraisal rights for our stockholders under Delaware law;

•	The fact that approval of the merger requires the affirmative vote of the holders of a majority of our outstanding common stock, which allows our stockholders to have the ultimate decision to approve the merger, and that the Voting Agreement executed in connection with the Agreement and Plan of Merger covers only approximately [26.8]% of our outstanding common stock and therefore does not effectively determine the outcome of our stockholder vote with respect to the Agreement and Plan of Merger;

•	The likelihood of the absence of material impediments under antitrust law to completing the merger;

•	The other provisions of the Agreement and Plan of Merger, including our ability to receive a $10,000,000 termination fee if FCI Trading, despite the use of its good faith reasonable best efforts, is unable to secure financing for the merger on reasonable commercial terms; and

•	The absence of many closing conditions in the Agreement and Plan of Merger.

     The Special Committee also identified and considered a number of potentially adverse factors in its deliberations concerning the proposed merger, including the following:

•	The risk that the transaction might not be consummated and, in particular, the right of FCI Trading to terminate the Agreement and Plan of Merger if it has exercised its good faith reasonable best efforts to obtain financing on reasonable commercial terms and is unable to do so;

•	The terms of the Agreement and Plan of Merger that restrict our ability to solicit, initiate or encourage competing third party offers;

•	The cash consideration payable in the merger will be taxable to our stockholders;

•	The completion of the merger will preclude our stockholders from participating in our future growth as a public company; and

•	In the event that the transaction is not consummated, the possible negative effects of the announcement of the merger are:

•	effects on our relationships with customers, distributors and suppliers;

•	employee morale and the potential loss of key employees; and

•	the impact on sales, operating results and stock price.

     The Special Committee’s recommendations and the Board’s decision were based on their respective determinations that the benefits of the merger significantly outweighed its potential negatives. The Board and the Special Committee believed that the merger represents the best currently available strategic alternative to maximize stockholder value. The Special Committee and the Board both believed that the merger would provide depth of management and financial and business resources that would be unavailable to us as an independent public company. As a result of these factors, and the other factors discussed above, the Special Committee and the Board unanimously believe that the consideration of $17.00 per share represents a fair price for, and is in the best interests of, our stockholders.

     The preceding discussion of the information and factors considered by the Special Committee and the Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and, in view of the number and wide variety of positive and negative factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Special Committee and the Board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In considering the factors described above, individual members of the Special Committee and the Board may have given different weight to different factors. The Special Committee and the Board considered all these factors together and, on the whole, considered them to be favorable to, and to support, their determination.

Board Recommendation

     After careful consideration, the Board has unanimously determined that the Agreement and Plan of Merger and the merger are advisable and fair to, and in the best interests of, us and our stockholders.

     THE BOARD HAS DECLARED ADVISABLE, AND UNANIMOUSLY RECOMMENDS, THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AND THE AGREEMENT AND PLAN OF MERGER.

     In considering the recommendation of the Board with respect to the merger, stockholders should be aware that some of our directors and executive officers have interests in the merger that may be different from, or are in addition to, the interests of our public stockholders generally. Please see the section entitled “The Merger – Interests of Specific Persons in the Merger” on page 25 of this proxy statement.

Opinion of Financial Advisor

     On January 29, 2004, the Special Committee engaged Banc of America Securities to act as financial advisor to the Special Committee in connection with the proposed merger. Banc of America Securities is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Banc of America Securities on the basis of, among other things:

•	Banc of America Securities’ experience and expertise in transactions similar to the proposed merger;

•	its reputation in industries in which Blue Rhino is an active participant, and

•	its familiarity and historical relationship with Blue Rhino.

     In connection with the recommendation by the Special Committee to Blue Rhino’s Board of Directors to approve the Agreement and Plan of Merger and the subsequent approval and adoption of the Agreement and Plan of Merger by the Board of Directors discussed in this proxy statement, Banc of America Securities delivered its written opinion, dated February 7, 2004, to the Special Committee that, based on and subject to the various considerations set forth in the opinion, the consideration to be received in the merger by Blue Rhino’s stockholders, other than the stockholders who comprise management of Blue Rhino and their affiliates, is fair, from a financial point of view, to such stockholders. Banc of America Securities’ opinion and presentation to the Special Committee were among many factors taken into consideration by the Special Committee in making its determination to recommend the Agreement and Plan of Merger and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Special Committee, the Board of Directors or Blue Rhino’s management with respect to the value of Blue Rhino or whether the Special Committee or the Board of Directors would have been willing to agree to a different merger consideration. The Special Committee did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion. The Special Committee did not request Banc of America Securities to solicit any third parties in connection with the merger and Banc of America Securities did not contact any third parties with respect thereto, except for a single instance described in the section entitled “Background of the Merger” above on page 12 of this proxy statement.

     We have attached the full text of Banc of America Securities’ written opinion to the Special Committee as Appendix B, which is incorporated by reference in this proxy statement in its entirety. You should read this opinion carefully and in its entirety in connection with this proxy statement. In addition, we have included the following summary of Banc of America Securities’ opinion, which is qualified in its entirety by reference to the full text of the opinion.

     Banc of America Securities’ opinion is directed to the Special Committee. It does not constitute a recommendation to you on how to vote or act with respect to the Agreement and Plan of Merger. The opinion addresses only the fairness, from a financial point of view, of the consideration to be received by Blue Rhino’s stockholders, other than the stockholders who comprise Blue Rhino’s management and their affiliates, in the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Special Committee to proceed with or effect the merger, or any other aspect of the merger.

     In arriving at its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Blue Rhino;

•	reviewed certain internal financial statements and other financial and operating data concerning Blue Rhino;

•	analyzed certain financial forecasts prepared by management of Blue Rhino;

•	discussed the past and current operations, financial condition and prospects of Blue Rhino with senior executives of Blue Rhino;

•	reviewed the reported prices and trading activity for Blue Rhino’s common stock;

•	compared the financial performance of Blue Rhino and the prices and trading activity of Blue Rhino’s common stock with that of certain other publicly traded companies deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions among representatives of the Special Committee and its legal advisors regarding negotiations concerning the Agreement and Plan of Merger;

•	reviewed the February 6, 2004 draft of the Agreement and Plan of Merger, the February 6, 2004 draft of the Unit Purchase Agreements to be entered into between certain management stockholders of Blue Rhino and Ferrellgas Partners, L.P., and certain related documents; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

     Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. Banc of America Securities also made the following assumptions with the consent of the Special Committee:

•	with respect to the financial forecasts, Banc of America Securities assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Blue Rhino; and

•	assumed that the final executed Agreement and Plan of Merger and the final executed Unit Purchase Agreements will not differ in any material respects from the February 6, 2004 drafts of the Agreement and Plan of Merger and Unit Purchase Agreements reviewed by Banc of America Securities, and that the merger will be consummated as provided in such draft Agreement and Plan of Merger, with full satisfaction of all covenants and conditions and without any waivers thereof.

     In addition, for purposes of its opinion, Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Blue Rhino, nor was Banc of America Securities furnished with any such appraisals. Blue Rhino’s negotiations with Ferrell Companies and FCI Trading determined the amount of merger consideration to be paid to Blue Rhino’s stockholders and Banc of America Securities did not recommend the amount of merger consideration.

     Banc of America Securities’ opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the Special Committee.

     In performing its analyses, Banc of America Securities considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Blue Rhino. No company, transaction or business used in Banc of America Securities’ analyses as a comparison is identical to Blue Rhino’s business or the sale of Blue Rhino’s business. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Banc of America Securities’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, of the consideration to be received by Blue Rhino’s stockholders and were provided to the Special Committee in connection with the delivery of Banc of America Securities’ opinion. The analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies or businesses might actually be sold or the prices at which any securities may trade at any time in the future. Accordingly, Banc of America Securities’ analyses and estimates are inherently subject to substantial uncertainty.

     Summary of Analyses Performed

     Banc of America Securities believes that the valuation analyses it chose to perform are widely accepted standard methodologies for valuing a business in connection with the preparation of a fairness opinion, and that the analyses it conducted are the most appropriate for a transaction of this type. The analysis of selected publicly traded companies is used to provide an indication of how publicly traded companies with operating characteristics similar to those of Blue Rhino are valued by investors. The analysis of selected acquisitions is used to provide a record of how companies with operating characteristics similar to those of Blue Rhino have historically been valued by acquirors. The discounted cash flow analysis is used to calculate a range of theoretical values for Blue Rhino based on the net present value of Blue Rhino’s implied annual cash flows and a terminal value for Blue Rhino’s business at its fiscal year-end in 2009, calculated based upon Blue Rhino management’s estimates. The leveraged buyout analysis is used to provide an understanding of the amount a financial sponsor would pay for Blue Rhino, based on certain assumptions for the maximum amount of leverage that the business could sustain and the equity return requirements of the financial sponsors.

     Analysis of Selected Publicly Traded Companies

     Banc of America Securities considered two universes of publicly traded companies, selected propane companies and selected consumer products companies, based on its belief that Blue Rhino is uniquely positioned at the intersection of these two sectors, with analogies to and distinguishing characteristics from each.

     Analysis of Selected Publicly Traded Propane Companies

     Banc of America Securities noted that Blue Rhino’s propane business can be distinguished from the universe of selected propane companies that it included in its analysis, based on several key factors, including the fact that the companies included in this universe (i) are generally engaged in distribution of bulk volume propane to homes and businesses for space heating and cooking purposes, (ii) have customers that generally use propane for space heating purposes during the winter months, and (iii) generate substantially all of their operating earnings during the winter heating season. In contrast, Blue Rhino distributes small, 20-lb. propane tanks through retail outlets, for periodic use by customers generally in the summer months.

     In addition, all of the propane companies included in such analysis are master limited partnerships, which are not subject to corporate-level tax and generally trade on their distribution yield. In contrast, Blue Rhino is a growth-focused corporation, which typically trades on a multiple of earnings or other operating metrics and currently retains all of its earnings.

     Despite the above-referenced distinguishing factors, Banc of America Securities believes that analogies to several aspects of Blue Rhino’s business can nonetheless be drawn, including that (i) commodity propane is a significant component of these businesses, (ii) most of the bulk propane distributors already engage in the propane tank segment at a more localized level, and (iii) Blue Rhino’s most significant competitor, AmeriGas Partners, has built a significant propane tank exchange business with characteristics similar to Blue Rhino.

     Banc of America Securities selected the following publicly traded companies for its analysis of selected publicly traded propane companies:

•	Amerigas Partners

•	Ferrellgas Partners

•	Suburban Propane

•	StarGas Partners

•	Heritage Propane

     Based on publicly available information for each company, Banc of America Securities calculated “Enterprise Value” (which Banc of America Securities defined as equity market capitalization (defined as the most recent price per share, multiplied by the number of shares outstanding, calculated pursuant to the treasury stock method), plus total outstanding debt, minus cash and equivalents), as a multiple of estimated revenue and as a multiple of estimated EBITDA, for the relevant fiscal year ends in 2004 and

2005, and compared these multiples to those for Blue Rhino for the same periods. Based on this analysis, Banc of America Securities derived a range of equity values of approximately $16.00 to $19.00 per share.

     Analysis of Selected Publicly Traded Consumer Products Companies

     Banc of America Securities also referred to the trading characteristics of selected consumer companies in assessing the potential trading range for Blue Rhino. While Banc of America Securities found no publicly traded consumer companies that are completely comparable to Blue Rhino, it nonetheless drew analogies to several companies included in this universe, based on the following criteria: (i) companies that distributed consumer goods through large format retailers; (ii) companies with products based on outdoor, home-based activities (e.g., lawn and garden) or home repairs (e.g., hand tools, kitchen cabinets, etc.), particularly in instances where such products were sold through large format retailers; and (iii) companies with equity market capitalization relatively similar to that of Blue Rhino (generally those with market capitalization of less than $1 billion).

     Based on the above criteria, Banc of America Securities made particular reference to companies which produce and market branded products for lawn and garden supplies, as well as pet supplies, that are sold through large format retailers, including Wal-Mart and Home Depot. Based on these parameters, Banc of America Securities selected the following publicly traded companies for its analysis of selected publicly traded consumer companies:

•	Applica, Inc.

•	Central Garden & Pet Co.

•	Chattem, Inc.

•	Jarden Corporation

•	Salton, Inc.

•	WD-40 Co.

     Based on publicly available information for each company, Banc of America Securities calculated Enterprise Value as a multiple of estimated revenue and as a multiple of estimated EBITDA, and the price-to-earnings ratio of the companies’ stock price to its projected earnings per share, for the relevant fiscal year ends of these companies, and compared these multiples to those of Blue Rhino for the same periods. Based on this analysis, Banc of America Securities derived a range of equity values of approximately $10.00 to $14.00 per share.

     Analysis of Selected Acquisitions

     As was the case with the analysis of selected publicly traded companies described above, Banc of America Securities referred to acquisitions in both the propane and consumer product sectors. In addition to the considerations discussed in the context of the analysis of selected publicly traded companies described above, Banc of America Securities took into account several additional considerations in performing this analysis.

     Analysis of Selected Propane Acquisitions

     Banc of America Securities believes the universe of propane acquisitions for which data is publicly available constitutes only a small subset of the propane acquisitions that have taken place, due to the fact that the propane industry remains fragmented and acquisitions often take the form of consolidations by larger players or smaller acquisitions of private companies. Such acquisitions take place at different points in the economic cycle, and are often sensitive to the then-prevailing weather and its impact on the financial performance of the counterparties. Propane acquisitions for which data is publicly available require significant further analysis of the specific factors of the transaction, such as customer mix, geographic customer density, average heating degree days of the territory, encroachment of competing gas local distribution company systems, proximity of the acquiring company’s operations and the strategic importance of the target to the acquiror.

     In performing its analysis, Banc of America Securities analyzed the following transactions in the propane sector:

Announcement Date	Acquiror	Target

11/10/03	Suburban Propane	Agway, Inc.
12/10/02	Heritage Propane	V-1 Oil Co.
12/19/01	Inergy L.P.	Independent Propane Co.
1/31/01	AmeriGas Partners, L.P.	Columbia Energy Group
7/8/01	Heritage Propane	ProFlame
6/15/00	Heritage Propane	US Propane
11/8/99	Ferrellgas Partners	Thermogas
8/14/98	StarGas Partners, L.P.	Petroleum Heat & Power Co., Inc.

     Based on Blue Rhino’s approximately 50% market share of the propane tank exchange market and the focus these companies have on reducing the winter seasonality of their businesses, Banc of America Securities placed greater weight on strategically important propane acquisitions, including Inergy’s acquisition of Independent Propane Co., Heritage Propane Partners’ acquisition of U.S. Propane, and Ferrellgas Partners’ acquisition of Thermogas.

     Based on this analysis, Banc of America Securities derived an implied range of equity values of Blue Rhino common stock of approximately $10.50 to $16.00 per share.

     Analysis of Selected Consumer Company Acquisitions

     As with acquisitions in the propane sector, acquisitions of consumer product companies took place at different times in the economic cycle, to which consumer product companies often show particular sensitivity. In analyzing the multitude of consumer-products-related transactions, Banc of America Securities limited its analysis to transactions with transaction values under $1 billion. In particular, Banc of America Securities referred to transactions with exposure to large format retailers and home centers and involving products catering to the do-it-yourself market and to male customers, such as home improvement products.

     Based on these criteria, Banc of America Securities selected the following transactions to be included in its analysis:

Announcement Date	Acquiror	Target

8/18/03	Jarden Corp.	Lehigh Consumer Products Corp.
11/22/02	Newell Rubbermaid, Inc.	American Saw & Manf. Corp.
4/5/02	Fortune Brands, Inc.	Omega Group
3/4/02	Newell Rubbermaid, Inc.	American Tool Cos., Inc.

     Based on this analysis, Banc of America Securities derived an implied range of equity values of Blue Rhino common stock of approximately $10.00 to $13.00 per share. However, due to the lack of similarity of consumer product transactions to Blue Rhino’s business, Banc of America Securities did not place significant weight on the results of its analysis of these transactions.

     Discounted Cash Flow Analysis

     Banc of America Securities used financial cash flow forecasts for Blue Rhino’s fiscal years ending July 31, 2004 through July 31, 2009, as estimated by Blue Rhino’s management, to perform a discounted cash flow analysis. Banc of America Securities performed a discounted cash flow analysis in order to estimate the present value of the sum of Blue Rhino’s estimated future stand-alone, unlevered, after-tax cash flows plus its terminal value. Terminal value was derived by multiplying estimated fiscal year 2009 EBITDA by a multiple from 7.0x to 9.0x, and comparing such result to the perpetuity growth rate implied by such terminal value. Cash flows and terminal value were discounted to present value at the estimated weighted average cost of capital rates ranging from 10.0% to 12.0%. Banc of America Securities derived its estimate for weighted average cost of capital by assumed a cost of debt of approximately 4.5%, and a debt-to-equity weighting of approximately 13% debt, 87% equity, based on Blue Rhino’s current capital structure, unlevered equity betas ranging from .61 to .95, based on Blue Rhino’s historic and projected equity betas, which Banc of America Securities then compared to the equity betas of the companies included in its analysis of publicly traded companies. Banc of America Securities also assumed a 7.0% equity risk premium and additional 1.5% premium for a small capitalization stock.

     Based on this analysis, Banc of America Securities derived an implied range of equity values for Blue Rhino common stock of approximately $13.50 to $18.50 per share.

     Leveraged Buyout Analysis

     Banc of America Securities analyzed the implied purchase price that an institutional financial sponsor would pay for Blue Rhino, assuming that such a financial sponsor would be able to incur indebtedness of a maximum of 4.5 times trailing 12-months EBITDA to finance the transaction. Using the same cash flow projections used in the discounted cash flow analysis described above, and assuming a sale of the company at the same range of prices used to calculate terminal value in the discounted cash flow analysis, Banc of America Securities then derived the maximum amount of additional equity capital such a financial sponsor would be willing to contribute towards the purchase price, assuming such financial sponsor desired to achieve a 20% – 30% return on such equity over a five-year time horizon.

     Based on this analysis, Banc of America Securities derived an implied range of equity values for Blue Rhino common stock of approximately $11.00 to $14.00 per share.

     Terms of Engagement, Relationships and Other Information about the Opinion

     Banc of America Securities’ opinion and the financial analyses described above were among the many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or the Board of Directors or Blue Rhino’s management with respect to the merger or the consideration to be received by Blue Rhino’s stockholders.

     Under an engagement letter dated January 30, 2004, Blue Rhino has agreed to pay Banc of America Securities for its financial advisory services in connection with the transaction a fee of $1,000,000, all of which became payable upon the rendering of its opinion. The Special Committee and the Board of Directors were aware of this fee structure and took it into account in considering Banc of America Securities’ opinion and in approving the merger. The engagement letter also calls for Blue Rhino to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, including reasonable fees and expenses of Banc of America Securities’ legal counsel, and to indemnify Banc of America Securities and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Banc of America Securities and its affiliates have in the past performed financial advisory and financing services for Blue Rhino and have received fees for those services. In addition, Bank of America, N.A., an affiliate of Banc of America Securities, serves as agent bank and is a lender under Blue Rhino’s and Ferrellgas Partners’ and its affiliates’ respective senior credit facilities and has received fees for the rendering of such services. During 2002 and 2003, Blue Rhino paid Banc of America Securities and its affiliates, including Bank of America, N.A., aggregate fees of approximately $1.4 million for all services described above, other than fees in connection with the merger. In addition, Banc of America Securities or its affiliates may provide or arrange a portion of Ferrellgas Companies’ or its affiliates’ financing for the proposed merger. Further, Bank of America, N.A. has made loans secured by less than 5% of the outstanding shares of Blue Rhino common stock. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade Blue Rhino’s debt and equity securities or those of Ferrellgas Partners or Ferrellgas, L.P. for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

     The discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Special Committee and the Board. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities’ view of the actual value of Blue Rhino.

Interests of Specific Persons in the Merger

     In considering the recommendation of our Board of Directors to approve and adopt the Agreement and Plan of Merger, you should be aware that some of our officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders, as described below.

     Employment Agreement

     In connection with the proposed merger, and to satisfy a condition imposed by Ferrell Companies and FCI Trading to enter into the Agreement and Plan of Merger, Billy D. Prim, our Chairman and Chief Executive Officer, entered into an Employment Agreement dated February 8, 2004 with Ferrell Companies, Inc. and Ferrellgas, Inc., to become effective upon the closing of the merger. Such Employment Agreement will replace Mr. Prim’s existing Employment Agreement with us, which will be terminated upon the closing of the merger. If Mr. Prim’s existing Employment Agreement with us had not been amended, the merger would have constituted a “change in control” under such agreement and provided Mr. Prim with an election to terminate his employment relationship with FCI Trading and its affiliates within 12 months of the closing of the merger and receive specified benefits, including:

•	continued payment of his base salary at the annual rate of approximately $600,000, with annual cost of living adjustments, for five years following the termination date;

•	cash retirement payments at the rate of approximately $778,000 per year for 10 years following the five-year period described in the clause above; and

•	health care coverage for the entire 15-year period.

     Pursuant to this new Employment Agreement, upon the closing of the merger, Mr. Prim’s new employment terms with Ferrell Companies and Ferrellgas, Inc. would include the following:

•	employment as Executive Vice President of Ferrellgas, Inc. and as the Chief Executive Officer of the Blue Rhino Division of Ferrellgas Partners;

•	an initial base salary of $600,000 per year;

•	a 3-year term of employment with automatic 1-year extensions if not terminated at least 60 days prior to the end of the initial term or any 1-year extension;

•	nomination and recommendation of Mr. Prim for election to the Board of Directors of Ferrellgas, Inc., subject to election by the Board;

•	eligibility for bonuses of up to 100% of base salary, consisting of a discretionary bonus of up to 50% of the base salary and an incentive-based bonus of up to 50% of the base salary;

•	a one-time payment of $2,500,000 payable at the effective time of the merger in consideration for noncompetition and nonsolicitation covenants by Mr. Prim, which restrictive covenants will apply during the term of employment and for a 3-year period following termination of employment;

•	subject to approval by the Ferrellgas, Inc. board, eligibility to receive stock options to purchase 250,000 shares of Ferrell Companies, Inc. stock on a 12-year vesting schedule and at an exercise price to be determined by the Ferrellgas, Inc. board;

•	a retention payment contingent upon Mr. Prim being employed by Ferrellgas, Inc. on the 3-year anniversary of the merger or Mr. Prim terminating the agreement with “good reason” or being terminated without “cause” prior to that time, in an amount equal to the difference between $17.00 per share and the applicable exercise price for Mr. Prim’s unvested stock options to purchase our common stock; assuming the merger becomes effective on May 1, 2004, Mr. Prim would be entitled to $1,882,420 under this provision if this retention condition were satisfied; and

•	continuation of compensation for one year in the amount of $600,000 following any termination of employment by Ferrellgas, Inc. without “cause” or by Mr. Prim for “good reason.”

     A copy of this Employment Agreement was attached as Exhibit 99.2 to our Form 8-K filed with the SEC on February 9, 2004. The foregoing description of the Employment Agreement is qualified in its entirety by reference to this exhibit. For instructions on how to access a copy of this Employment Agreement, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.

     In addition, a copy of Mr. Prim’s existing Employment Agreement with us was filed as Exhibit 10.20 to our Form 10-K for the fiscal year ended July 31, 1999. The foregoing description of Mr. Prim’s existing Employment Agreement is qualified in its entirety by reference to this exhibit. For instructions on how to access a copy of Mr. Prim’s existing Employment Agreement, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.

     Real Property Contribution Agreement

     In connection with the proposed merger, and to satisfy a condition imposed by Ferrell Companies and FCI Trading to enter into the Agreement and Plan of Merger, Mr. Prim has entered into a Real Property Contribution Agreement dated February 8, 2004 with Ferrellgas Partners, whereby a five-acre parcel of real property owned by Mr. Prim and currently used by us for propane storage, warehouse facilities and other operating purposes would be contributed to Ferrellgas Partners in exchange for common units representing limited partnership interests of Ferrellgas Partners valued at $3,150,000, effective only upon the closing of the merger, the satisfaction of specified other conditions and the contribution of that property.

     A copy of this Real Property Contribution Agreement was attached as Exhibit 99.3 to our Form 8-K filed with the SEC on February 9, 2004. The foregoing description of the Real Property Contribution Agreement is qualified in its entirety by reference to this exhibit. For instructions on how to access a copy of this Real Property Contribution Agreement, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.

     Unit Purchase Agreements; Registration Rights Agreements

     In connection with the proposed merger, and to satisfy a condition imposed by Ferrell Companies and FCI Trading to enter into the Agreement and Plan of Merger, Mr. Prim, Andrew J. Filipowski, one of our directors, and Malcolm R. McQuilkin, one of our executive officers, have each entered into a separate Unit Purchase Agreement dated February 8, 2004 with Ferrellgas Partners, whereby such individuals have agreed to purchase common units representing limited partnership interests of Ferrellgas Partners. Messrs. Prim and Filipowski have each agreed to invest $15,000,000 in those common units, and Mr. McQuilkin has agreed to invest $1,000,000 in those common units. Such investments are conditioned upon, and will take place following the effectiveness of the merger. Each of the purchasers will use a portion of the merger consideration they are to receive in the merger for their shares of our common stock to pay for that purchase. The purchase price for each common unit purchased by Messrs. Prim, Filipowski and McQuilkin will be equal to the net proceeds to Ferrellgas Partners per common unit sold in Ferrellgas Partner’s anticipated public underwritten offering of common units, which net proceeds shall mean the public offering price of the common units less underwriting discounts and commissions but before Ferrellgas Partners’ expenses. Copies of these Unit Purchase Agreements were attached as Exhibits 99.4, 99.5 and 99.6 to our Form 8-K filed with the SEC on February 9, 2004. The foregoing description is qualified in its entirety by reference to these exhibits. For instructions on how to access a copy of these Unit Purchase Agreements, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.

     In addition, in connection with the Unit Purchase Agreements, Messrs. Prim, Filipowski and McQuilkin have each entered into a separate Registration Rights Agreement dated February 8, 2004 with Ferrellgas Partners. Each Registration Rights Agreement provides that Ferrellgas Partners will prepare and file a registration statement on Form S-3 under the Securities Act covering the offer and sale by the holder of the common units issued pursuant to the applicable Unit Purchase Agreement, and will cause such registration statement to become effective as soon thereafter as is practicable, but in no event later than 90 days after the holder’s purchase of Ferrellgas Partners’ common units. Copies of these Registration Rights Agreements were attached as Exhibits 99.7, 99.8 and 99.9 to our Form 8-K filed with the SEC on February 9, 2004. The foregoing description is qualified in its entirety by reference to these exhibits. For instructions on how to access a copy of these Registration Rights Agreements, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.

     Voting Agreement

     In connection with the proposed merger, and to satisfy a condition imposed by Ferrell Companies and FCI Trading to enter into the Agreement and Plan of Merger, Messrs. Prim, Filipowski and McQuilkin and affiliates of Camden Partners entered into a Voting Agreement dated February 8, 2004 with FCI Trading to, among other things, vote their shares of our common stock in favor of the Agreement and Plan of Merger and against any proposal made in opposition to or in competition with the merger. The shares of our common stock subject to the Voting Agreement represent approximately [26.8%] of the outstanding shares of our common stock entitled to vote. These voting obligations do not limit the fiduciary obligations of Billy D. Prim and Andrew J. Filipowski in their capacity as our officers and directors. See the section entitled “Voting Agreement” on page 47 of this proxy statement.

     Accelerated Vesting of Specific Stock Options

     Pursuant to the terms of our Amended and Restated Stock Option Plan for Non-Employee Directors, all outstanding options under such plan will automatically become fully vested upon a change in control. Therefore, pursuant to the Agreement and Plan of Merger, upon the effectiveness of the merger each outstanding stock option under that plan will be converted into the right to receive a cash payment equal to the difference between $17.00 per share and the applicable exercise price for an outstanding option.

     The following table illustrates the number of outstanding options held by each of our non-employee directors as of [February 24], 2004, including those unvested options that will be accelerated upon the consummation of the merger, assuming the effective date of the merger is May 1, 2004, and the net amount payable to each such director with respect to all of such director’s options in connection with the merger:

Director	Vested Options	Unvested Options	Cash Payment

Richard A. Brenner	33,676	37,324	$336,023
Steven D. Devick	32,334	17,666	$246,098
Andrew J. Filipowski	52,444	17,664	$452,214
Robert J. Lunn	23,674	30,326	$302,549
John H. Muehlstein	36,008	23,992	$270,369
David L. Warnock	19,340	29,660	$269,410

     In addition, two of our executive officers are parties to Option Agreements which provide for automatic vesting of unvested options upon a change in control. These options were granted pursuant to our 1998 Stock Incentive Plan. Timothy E. Scronce, our President and Chief Operating Officer, and D. Scott Coward, our General Counsel and Secretary, each received options to purchase 50,000 shares of our common stock in December 2003, pursuant to Option Agreements providing for automatic vesting of unvested options upon a change in control. None of such options are currently vested. Therefore, upon the effectiveness of the merger, assuming that the effective date of the merger is May 1, 2004, Mr. Scronce and Mr. Coward will each receive a cash payment of $200,500 with respect to such options, representing the difference between the merger consideration and the applicable exercise price.

     Please see the section entitled “Security Ownership of Beneficial Owners and Management” on page 41 of this proxy statement for additional information regarding our common stock, options and warrants held by our directors and executive officers.

     Retention Agreements

     Pursuant to the Agreement and Plan of Merger, we have agreed to use reasonable best efforts prior to the merger to enter into a retention agreement with key executive officers identified by FCI Trading, pursuant to which such officers may be entitled to a specified cash bonus if they continue their employment with the surviving entity of the merger for a period of three years after the closing of the merger or if their employment is terminated without “cause” prior to the end of that three-year period. As of the date of this proxy statement, FCI Trading has not finally identified the officers to be covered by these retention agreements.

     Indemnification and Insurance

     Pursuant to the Agreement and Plan of Merger, Ferrell Companies and FCI Trading have agreed to cause the surviving entity of the merger to provide and keep in force, for a period of five years after the merger, directors’ and officers’ liability insurance providing coverage to our directors and officers for acts or omissions occurring prior to the merger. In addition, the surviving entity has agreed to indemnify our officers, directors and employees from any acts or omissions in such capacities prior to the merger, to the fullest extent that such indemnification is provided pursuant to our current charter and bylaws.

Financing of the Merger

     We and Ferrell Companies have estimated the aggregate merger consideration payable in connection with the merger to be approximately $340.3 million. Pursuant to the Agreement and Plan of Merger, FCI Trading may terminate the Agreement and Plan of Merger if it and its affiliates exercise their good faith reasonable best efforts to obtain financing necessary to consummate the merger on reasonable commercial terms but are unable to do so, which reasonableness is based on whether there has been a material adverse change in the pricing for the securities of Ferrellgas Partners. If FCI Trading exercises its right to terminate the Agreement and Plan of Merger due to that inability to obtain financing under the limited conditions described above, FCI Trading would be obligated to pay us a termination fee of $10 million.

     We are satisfied that Ferrell Companies and FCI Trading have the ability to finance the proposed merger based on our review of their financial statements and those of their affiliates, and advice received by the Special Committee from its financial advisor, Banc of America Securities, as to the ability of those entities to finance the proposed merger, given their present financial circumstances, and as to the general availability of capital for similar companies in the current capital markets under the present market conditions.

Regulatory Matters

     The merger is subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether it complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act applicable to the merger, the merger may not be completed until a waiting period following completion of the required filings by us and Ferrell Companies has expired or been terminated. The Agreement and Plan of Merger provides that all waiting periods under the Hart-Scott-Rodino Act must have expired or been terminated to complete the merger.

     The Hart-Scott-Rodino Act waiting period will expire 30 days after the required filings by us and the ultimate parent of Ferrell Companies unless the Department of Justice or the Federal Trade Commission issues a formal request for additional information. We and the ultimate parent of Ferrell Companies filed with the Department of Justice and the Federal Trade Commission on February 27, 2004. If a request for additional information is issued to us and Ferrell Companies, the Hart-Scott-Rodino waiting period will expire 30 calendar days after both companies substantially comply with the request, unless the companies agree to extend the period further.

     At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws, including seeking to enjoin the merger or seeking divestiture of substantial assets of ours and Ferrell Companies or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under specific circumstances.

     We cannot ensure that a challenge to the merger will not be made by the Department of Justice or the Federal Trade Commission or that, if made, we and Ferrell Companies would prevail or would not be required to accept various conditions, including divestitures, to complete the merger.

Material United States Federal Income Tax Consequences

     The following is a summary of the material United States federal income tax consequences of the merger to our stockholders whose shares are converted into the right to receive cash in the merger and to holders of options and warrants. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, and applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion assumes that shares are held as capital assets and does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to a stockholder subject to special treatment under the United States federal income tax laws. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a particular stockholder. We urge each holder of our common stock and each option and warrant holder to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

     The receipt of cash in exchange for shares in the merger will be a taxable transaction for federal income tax purposes. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the stockholder’s shares and that stockholder’s adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and it will be a long-term capital gain or loss if the stockholder held the shares for more than one year at the time of the merger. Gain or loss will be calculated separately for each block of shares owned by a stockholder, with a “block” consisting of shares acquired at the same cost in a single transaction.

     In general, cash received by stockholders who exercise appraisal rights will result in the recognition of gain or loss to such stockholders. Any stockholder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

     Some non-corporate stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent.

     The foregoing discussion may not be applicable to specific types of stockholders, including stockholders who acquired their shares pursuant to the exercise of options or warrants or otherwise as compensation, individuals who are not citizens or residents of the United States and corporation or other entities organized under foreign law.

     If you hold an exercisable option or warrant that you received in connection with the performance of services, amounts you receive in cancellation of that option or warrant will be treated as compensation income. Such amounts will be taxable at ordinary income rates and will, if you received the option or warrant in connection with your employment, generally be subject to withholding of income and employment taxes. In addition, amounts paid to option and warrant holders may be subject to the backup withholding and information reporting rules discussed above.

     The federal income tax discussion above is included for general information only and is based upon present law. Stockholders are urged to consult their own tax advisors with respect to the specific tax consequences of the merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

Accounting Treatment

     For United States accounting and financial reporting purposes, the acquisition of our shares in the merger will be accounted for under the purchase method of accounting.

Appraisal Rights

     The following discussion is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix C. Any stockholders intending to exercise appraisal rights should carefully review Appendix C.

     If the merger is completed, holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares appraised and receive the “fair value” of such shares in cash, as determined by the

Delaware Court of Chancery. This payment would be in lieu of the consideration that such stockholders would otherwise be entitled to receive under the Agreement and Plan of Merger.

     The following summary of Section 262 explains the procedures for demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights.

     This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the approval and adoption of the Agreement and Plan of Merger. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to approve and adopt the Agreement and Plan of Merger, such a proxy will result in the waiver of appraisal rights. No proxy or vote against the approval and adoption of the Agreement and Plan of Merger will constitute a demand for appraisal within the meaning of Section 262. A failure to vote against approval and adoption of the Agreement and Plan of Merger will not, by itself, constitute a waiver of appraisal rights.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on their share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, such as joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     Any stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104, Attn: D. Scott Coward, Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its common stock. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

     Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to the surviving entity of the merger a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving entity of the merger must mail such written statement to the stockholder within 10 days after the stockholder’s request is received by it or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

     Within 120 days after the effective time of the merger, but not thereafter, either the surviving entity of the merger or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of our shares of common stock held by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy of such petition must be made upon the surviving entity of the merger, which must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving entity. If the surviving entity files a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving entity and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and the surviving entity must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders and thereby determine the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

     Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Agreement and Plan of Merger if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by that stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective time of the merger, any stockholder has the right to withdraw his or her demand for appraisal and to accept the terms offered in the Agreement and Plan of Merger. After this period, a stockholder may withdraw their demand for appraisal and receive payment for their shares as provided in the Agreement and Plan of Merger only with the consent of the surviving entity. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ potential rights to appraisal will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just. Failure by any of our stockholders to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Pending Litigation Relating to the Merger

     On February 12, 2004, a purported stockholder class action lawsuit was filed in Forsyth County, North Carolina Superior Court against our Board of Directors, entitled Richard Marcoux, et al. v. Billy D. Prim, et al., Case No. 04CVS920. The complaint alleges that our directors breached their fiduciary duties to our stockholders in connection with the approval of the merger and seeks to enjoin and/or void the Agreement and Plan of Merger among other forms of relief. We are vigorously defending this lawsuit and believe that the plaintiffs’ claims are without merit.

THE AGREEMENT AND PLAN OF MERGER

     This section of the proxy statement describes the material provisions of the Agreement and Plan of Merger but does not purport to describe all of the terms of the Agreement and Plan of Merger. The following summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Agreement and Plan of Merger because it is the legal document that governs the merger.

Structure and Effective Time

     The Agreement and Plan of Merger provides for the merger of Diesel Acquisition with and into us, whereby we will be the surviving entity in the merger. At the effective time of the merger, officers and directors of FCI Trading will become the officers and directors of the surviving entity. In addition, at the effective time of the merger, our certificate of incorporation will become the certificate of incorporation of the surviving entity, with specific amendments as detailed in the form of Certificate of Merger attached as Exhibit 1.3 to the Agreement and Plan of Merger. The form of Certificate of Merger is attached as part of Appendix A to this proxy statement. Further, at the effective time of the merger, our bylaws will become the bylaws of the surviving entity.

     The merger will be effective at the time a Certificate of Merger is filed with the Delaware Secretary of State, or such other time as agreed to by us and FCI Trading and specified in the Certificate of Merger. The closing of the merger will take place as promptly as practicable and in any event within two business days following satisfaction or waiver of the conditions to closing the merger, such as obtaining stockholder approval and any required regulatory approvals.

Merger Consideration

     At the effective time of the merger, each issued and outstanding share of our common stock, other than shares entitled to appraisal rights, will be automatically cancelled and will cease to exist, and will be converted into the right to receive a cash payment of $17.00 per share from FCI Trading, without interest. After the merger, each holder of a certificate representing any shares of our common stock, other than shares entitled to appraisal rights, will cease to have any rights with respect to such shares, except the right to receive the merger consideration.

Exchange Procedures

     We and FCI Trading Corp. intend to enter into an Escrow Agreement with LaSalle Bank, N.A. Prior to the closing of the merger, FCI Trading or its designee will deposit with LaSalle Bank, in its capacity as escrow agent, the aggregate merger consideration payable to all holders of our common stock. In addition, FCI Trading intends to enter into a Paying Agent Agreement with LaSalle Bank, whereby LaSalle Bank will be designated as the paying agent for the merger consideration.

     Promptly after the effective time of the merger, the paying agent will mail to each of our stockholders that was a stockholder of record immediately prior to the effective time, other than stockholders who have requested appraisal rights:

•	a letter of transmittal; and

•	instructions for surrendering certificates in exchange for the merger consideration.

You should not return your common stock certificates representing our common stock with the enclosed proxy and should not forward those certificates to the paying agent or FCI Trading unless and until you receive a letter of transmittal following the effective time of the merger. Upon the proper surrender of a certificate to the paying agent, together with a properly completed and duly executed letter of transmittal, the paying agent will be required to pay as soon as practicable to such stockholder an amount equal to the product of the merger consideration and the number of shares of our common stock represented by the certificate surrendered. The surrendered certificate will be canceled. The paying agent will accept such certificates upon compliance with such reasonable terms and conditions as the paying agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any merger consideration is to be paid to a person other than the registered holder of a certificate surrendered for exchange, it will be a condition of such exchange that the certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer.

Treatment of Stock Options and Warrants

     Pursuant to the Agreement and Plan of Merger, each outstanding exercisable stock option and warrant to purchase our common stock will be converted into the right to receive a cash payment from us equal to the difference between $17.00 per share and the applicable exercise price for such option or warrant. If the exercise price for an option exceeds $17.00 per share, no cash payment will be made with respect to such option. Unvested options not otherwise subject to automatic accelerated vesting upon a change in control will vest on a pro rata basis, based on their original vesting date, through the day immediately prior to the closing date of the merger. As of the effective time of the merger, all options and warrants outstanding immediately prior to the merger will no longer be outstanding and will automatically be canceled and retired and cease to exist, and each holder of an option or warrant will cease to have any rights with respect thereto, except the right to receive the applicable cash payment from us in connection with the merger.

Employee Stock Purchase Plan

     Our Board has amended our Employee Stock Purchase Plan to cause the offering period under such plan which began as of January 1, 2004 to be suspended immediately following March 31, 2004, such that participants will not be able to make payroll deductions or receive purchase rights in the Employee Stock Purchase Plan for periods after March 31, 2004. However, such suspension is conditioned upon the Agreement and Plan of Merger being in effect on March 31, 2004. In accordance with and subject to the terms of the Employee Stock Purchase Plan, participants’ purchase rights under the Employee Stock Purchase Plan will be automatically exercised on March 31, 2004 and participants will receive the maximum number of whole shares of our common stock with respect to each such purchase right. Therefore, a participant receiving shares of our common stock under the Employee Stock Purchase Plan for the purchase period ending March 31, 2004 will have the right to receive the merger consideration for such shares, provided such shares are held by such participant at the effective time of the merger. As of the effective time of the merger, the Employee Stock Purchase Plan will be terminated, and each participant will cease to have any rights with respect thereto, except the right to receive the shares of our common stock as described above.

Representations and Warranties

     The Agreement and Plan of Merger contains customary representations and warranties by us that relate to, among other things:

•	corporate organization and existence, foreign qualifications and similar corporate matters;

•	authorization, execution, delivery and enforceability of the Agreement and Plan of Merger;

•	our subsidiaries;

•	our capitalization;

•	our compliance with federal securities laws and requirements, including filing of financial statements and other disclosure obligations;

•	absence of liabilities other than as reflected in our financial statements;

•	information to be included in this proxy statement;

•	absence of changes or events since July 31, 2003 that would have a material adverse effect on our business, results of operations or condition, or our ability to consummate the merger;

•	compliance with material licenses and permits;

•	governmental investigations and orders;

•	the absence of conflicts between the Agreement and Plan of Merger and our governing documents, applicable law and, to the extent such conflict would have a material adverse effect, our contracts;

•	the absence of material defaults under our loan agreements, applicable law and our contracts;

•	material compliance with applicable laws;

•	our financial statements;

•	taxes, including filing of tax returns and payment of taxes by us and the absence of tax audits, examinations or proceedings;

•	labor matters;

•	our employee benefit plans;

•	our rights to intellectual property;

•	title to our assets;

•	environmental matters;

•	our material contracts;

•	our bank accounts;

•	our customer relationships;

•	accuracy of our books and records;

•	completeness of our governing documents delivered to Ferrellgas;

•	receipt by the Special Committee of our Board of Directors of a fairness opinion from Banc of America Securities, the financial advisor to the Special Committee; and

•	absence of broker’s or finder’s fees payable by Ferrell Companies, FCI Trading or Diesel Acquisition.

In addition, the Agreement and Plan of Merger contains customary representations by Ferrell Companies, FCI Trading and Diesel Acquisition that relate to, among other things:

•	corporate organization and existence, foreign qualifications and similar corporate matters;

•	authorization, execution, delivery and enforceability of the Agreement and Plan of Merger;

•	the absence of conflicts between the Agreement and Plan of Merger and their governing documents, applicable law and, to the extent such conflict would have a material adverse effect, their contracts;

•	the absence of material defaults under their loan agreements, applicable law and their contracts;

•	information supplied by those parties to be included in this proxy statement;

•	completeness of their governing documents delivered to us; and

•	absence of broker’s or finder’s fees payable by us.

Conduct of Business Pending the Merger

     We have agreed in the Agreement and Plan of Merger that, unless FCI Trading otherwise consents in writing and subject to specified exceptions, we will, prior to the completion of the merger, continue to conduct our operations in the ordinary course of business consistent with past practice and in compliance with applicable laws. In addition, we have agreed to use our reasonable best efforts:

•	to preserve intact our business organization;

•	to keep available the services of our officers and employees;

•	to preserve our relationships with our customers, suppliers and others with whom we have significant business relations; and

•	to preserve our intellectual property.

     In furtherance but not in limitation of those agreements, we have agreed, with specific exceptions, not to:

•	declare, set aside or pay any dividend;

•	split, combine, reclassify or redeem any of our capital stock;

•	authorize the issuance of, or issue, deliver or sell, or commit to issue, deliver, sell, purchase redeem or otherwise acquire any additional shares of our capital stock or any securities or obligations convertible into our capital stock;

•	increase the compensation of our officers, directors and employees;

•	grant any severance or termination pay;

•	establish, adopt, enter into or amend or terminate any employee benefit plan, or fail to make any required contribution under any such plan;

•	amend our governing documents or alter the structure or ownership of our subsidiaries;

•	acquire or agree to acquire any other business or assets;

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or make any loans, advances or capital contributions to, or investments in, any other person;

•	make any capital expenditures, other than in accordance with our current capital expenditure plans, in excess of $50,000 in any one transaction or related series of transactions or $250,000 in the aggregate;

•	adopt a plan of liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	recognize any labor union, unless legally required to do so, or enter into any collective bargaining agreement;

•	change any of our accounting methods, practices or principles, including any change of fiscal year, except as may be required as a result of a change in generally accepted accounting principles;

•	make any tax elections, settle or compromise income tax liabilities in excess of $100,000 in the aggregate, or file any federal income tax return prior to the last day prescribed by law;

•	settle or compromise any litigation, including appraisal demands, requiring a payment in excess of $100,000 in the aggregate, in which we or any of our subsidiaries is a defendant;

•	cancel or materially change any insurance policy;

•	enter into any new line of business;

•	enter into any contract that restricts us from delivering information to FCI Trading relating to unsolicited acquisition proposals received by us from other parties; and

•	authorize or agree to take any action prohibited by the restrictions listed above or which makes any representation or warranty made by us in the Agreement and Plan of Merger untrue and incorrect.

Additional Covenants

     Until the effective time of the merger, we have agreed to give and to cause our subsidiaries to give Ferrell Companies, FCI Trading and their officers, auditors and other representatives reasonable access during normal business hours to all of our properties, offices and other facilities, and books and records. In addition, we have agreed to make available our senior officers, upon reasonable prior notice and during normal business hours, to confer on a regular basis with their appropriate officers regarding our ongoing operations, the implementation of the merger and other related matters. Information provided by us to Ferrell Companies and FCI Trading is subject to a confidentiality agreement between us and one of their affiliates.

     Pursuant to the Agreement and Plan of Merger, Ferrell Companies and FCI Trading have agreed to cause the surviving entity of the merger to provide and keep in force for a period of five years after the merger directors’ and officers’ liability insurance providing coverage to our directors and officers for acts or omissions occurring prior to the merger. In addition, FCI Trading and Ferrell Companies, through the surviving entity in the merger, have agreed to indemnify our officers, directors and employees from any acts or omissions in such capacities prior to the merger, to the fullest extent that such indemnification is provided pursuant to our current charter and bylaws.

     The Agreement and Plan of Merger also contains covenants relating to the employment of our employees and their employee benefits following the merger. Our employees will become employees of Ferrellgas, Inc., a subsidiary of Ferrell Companies and the general partner of Ferrellgas Partners and Ferrellgas, L.P., upon the effectiveness of the merger. Our employees will be employed on substantially the same terms and conditions as their employment with us immediately prior to the merger and will be provided employee benefit plans, programs, policies and arrangements, other than equity based compensation programs, which are substantially comparable in the aggregate to our current employee benefit plans. To the extent applicable, our employees, and their eligible dependents, will be given credit for their prior service with us:

•	for purposes of eligibility to participate and vesting, but not benefit accrual, to the extent such service was taken into account under our corresponding plan, and

•	for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a our corresponding plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums.

In no event will any of our employees be given credit for eligibility to participate, vesting or benefit accrual under the Ferrell Companies, Inc. Employee Stock Ownership Plan for periods prior to the merger unless otherwise required by applicable law. In addition, the Agreement and Plan of Merger does not restrict the right of Ferrell Companies or its affiliates to change or modify the terms and conditions of employment, amend or terminate any employee benefit plan, or change or modify the benefits provided to any of our employees after the merger.

     Pursuant to the Agreement and Plan of Merger, we have agreed to use reasonable best efforts prior to the merger to enter into a retention agreement with key executive officers identified by FCI Trading, pursuant to which such officers may be entitled to a specified cash bonus if they continue their employment with Ferrellgas, Inc. for a period of three years after the closing of the merger or if their employment is terminated without “cause” prior to the end of that three-year period. As of the date of this proxy statement, FCI Trading has not finally identified the officers to be covered by these retention agreements.

     In addition, we are required to remove the current trustee of the Blue Rhino Corporation and Subsidiaries 401(k) Plan as of the effectiveness of the merger, and, at least three days prior to the closing of the merger, we are required to deliver updated financial statements to FCI Trading.

     In the Agreement and Plan of Merger, we also agreed to use reasonable best efforts to obtain written confirmation by our independent auditors of our compliance with requirements under Section 404 of the Sarbanes-Oxley Act relating to management’s assessment of internal controls.

     The Agreement and Plan of Merger also contains a number of mutual covenants and agreements among us, Ferrell Companies and FCI Trading, including relating to:

•	publicity and announcements regarding the merger;

•	preparation of required Hart-Scott-Rodino antitrust filings; and

•	using reasonable best efforts to take all appropriate action to consummate the merger.

Conditions to the Merger

     The obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of a number of conditions, including the following:

•	approval and adoption of the Agreement and Plan of Merger by our stockholders;

•	obtaining all third party consents and governmental approvals, including the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino, which are necessary for the consummation of the merger, other than immaterial consents;

•	the absence of any injunction, order, or other legal restraint prohibiting consummation of the merger; and

•	the absence of any action taken, or any statute, rule, regulation or order which makes the consummation of the merger illegal.

     The obligation of Ferrell Companies, FCI Trading and Diesel Acquisition to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of a number of conditions, including the following:

•	the absence of any inaccuracies in our representations and warranties under the Agreement and Plan of Merger, as if made on the closing date, except to the extent such representations and warranties speak as of an earlier date and except for inaccuracies not having a material adverse effect, individually or in the aggregate, on us or our ability to close the merger; and

•	the failure by us to perform all obligations required to be performed by us prior to the closing, except for failures to perform not having a material adverse effect individually or in the aggregate, on us or our ability to close the merger.

     Our obligation to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of a number of conditions, including the following:

•	the absence of any inaccuracies in the representations and warranties of Ferrell Companies, FCI Trading and Diesel Acquisition under the Agreement and Plan of Merger, as if made on the closing date, except to the extent such representations and warranties speak as of an earlier date and except for inaccuracies not having a material adverse effect, individually or in the aggregate, on them or their ability to close the merger;

•	the failure by Ferrell Companies, FCI Trading and Diesel Acquisition to perform all obligations required to be performed by them prior to the closing, except for failures to perform not having a material adverse effect individually or in the aggregate, on them or their ability to close the merger; and

•	the execution and delivery of the Escrow Agreement and the deposit of the merger consideration with the escrow agent.

Limitation on Considering Other Acquisition Proposals

     Pursuant to the Agreement and Plan of Merger, we have agreed not to, and have agreed not to authorize or permit any of our officers, directors, employees or representatives to, solicit, initiate, encourage or take any action to facilitate any alternative proposal to acquire us or our assets. Further, we are obligated to notify FCI Trading promptly of any such proposal we receive. However, we may furnish information to any person who makes an unsolicited inquiry concerning a possible proposal of that type if we first obtain a confidentiality agreement from such person on substantially the same terms as our confidentiality agreement with an affiliate of FCI Trading. We remain free to enter into negotiations or discussions with any person that makes an unsolicited proposal of that type and may enter into an unsolicited proposal with a third party if our Board, after advice of counsel, determines in good faith that the failure to do so, or the failure to make, withdraw, modify or change a recommendation to our stockholders, would result in a breach of our Board’s fiduciary duties. Please also see the sections below entitled “The Agreement and Plan of Merger — Termination” and “ – Termination Fees.”

Termination

     The Agreement and Plan of Merger may be terminated under a number of circumstances, including without limitation:

•	by either party if the merger has not closed by August 3, 2004;

•	by either party if our stockholders do not approve and adopt the Agreement and Plan of Merger at a duly held special meeting;

•	by either party upon any breach by the other party of any representation, warranty, covenant or agreement, other than breaches not having a material adverse effect individually or in the aggregate, if such breach either cannot be cured prior to the closing of the merger, or has not been cured within 45 days after notice of such breach;

•	by either party, if any permanent injunction or action by any governmental authority preventing the consummation of the merger shall have become final and nonappealable, unless such party failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

•	by either party if our Board of Directors exercises its fiduciary duty in good faith and:

•	approves or recommends to the stockholders an unsolicited proposal to acquire us or our assets, or

•	there is an unsolicited tender or exchange offer to acquire control of us and the Board recommends such offer to the stockholders or otherwise fails to recommend that the stockholders reject such offer within 10 business days; or

•	by FCI Trading if it and its affiliates exercise their good faith reasonable best efforts to obtain financing necessary to consummate the merger on reasonable commercial terms, which reasonableness is based on whether there has been a material adverse change in the pricing for the securities of Ferrellgas Partners, but are unable to do so.

Termination Fees

     If FCI Trading exercises its right to terminate the Agreement and Plan of Merger following our Board’s exercise of its fiduciary duty with respect to an unsolicited proposal to acquire us or our assets or an unsolicited tender or exchange offer, we would be obligated to pay a termination fee of $10 million. If FCI Trading exercises its right to terminate the Agreement and Plan of Merger due to its inability to obtain financing under the limited conditions described above, FCI Trading would be obligated to pay us a termination fee of $10 million. If either party exercises its right to terminate the Agreement and Plan of Merger under other circumstances on account of a willful and material breach of the Agreement and Plan of Merger, the breaching party will be subject to liability.

Amendment and Waiver

     The Agreement and Plan of Merger may only be amended by written agreement of all parties. However, following approval and adoption of the Agreement and Plan of Merger by our stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of our common stock would be converted upon consummation of the merger. The waiver or failure of a party to exercise any right or remedy under the Agreement and Plan of Merger shall not constitute a waiver of such right or remedy in the future.

VOTING AGREEMENT

     In connection with the proposed merger, and to satisfy a condition imposed by Ferrell Companies and FCI Trading to enter into the Agreement and Plan of Merger, Billy D. Prim, Andrew J. Filipowski, Malcolm R. McQuilkin and affiliates of Camden Partners have entered into a Voting Agreement dated February 8, 2004 with FCI Trading to, among other things, vote their shares of our common stock in favor of the merger and against any proposal made in opposition to or in competition with the merger. These shares represent approximately [26.8%] of the outstanding shares of our common stock entitled to vote.

In addition, the Voting Agreement contains restrictions on the sale or other transfer of our common stock subject to the agreement. This Voting Agreement will terminate upon termination of the Agreement and Plan of Merger. These voting obligations do not limit the fiduciary obligations of Billy D. Prim and Andrew J. Filipowski in their capacity as our officers and directors.

     A copy of this Voting Agreement was attached as Exhibit 99.10 to our Form 8-K filed with the SEC on February 9, 2004. The foregoing description of the Voting Agreement is qualified in its entirety by reference to this exhibit. For instructions on how to access a copy of this Voting Agreement, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of our common stock as of      , 2004 by:

•	each person known by us to own beneficially more than 5% of the common stock;

•	each of our directors;

•	each of our executive officers; and

•	all executive officers and directors as a group.

	Common Stock

	Amount and
	Nature Of
	Beneficial	Percent
Name and Address	Ownership (1)	of Class

Andrew J. Filipowski (2)
Director
508 Stonegate Lane
Winston-Salem, NC 27104	2,096,049	11.5%
Billy D. Prim (3)
Director (Chairman) and Chief Executive Officer
104 Cambridge Plaza Drive
Winston-Salem, NC 27104	1,646,352	8.9%
Malcolm R. McQuilkin (4)
CEO of Blue Rhino Global Sourcing, LLC
249 Westview Drive
Winston-Salem, NC 27104	410,750	2.3%
Mark Castaneda (5)
Director and Chief Financial Officer
104 Cambridge Plaza Drive
Winston-Salem, NC 27104	216,016	1.2%
Richard A. Brenner (6)
Director
464 Sheffield Drive
Winston-Salem, NC 27104	61,978	*

	Common Stock

	Amount and
	Nature of
	Beneficial	Percent
Name and Address	Ownership (1)	of Class

Timothy E. Scronce (7)	46,863	*
President and Chief Operating Officer
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
John H. Muehlstein (8)	40,122	*
Director
161 North Clark Street, Suite 3100 Chicago, IL 60601
Steven D. Devick (9)	37,079	*
Director
1901 Midwest Club Parkway
Oak Brook, IL 60523
Robert S. Travatello (10)	29,439	*
Vice President and Chief Information Officer
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Robert J. Lunn (11)	24,007	*
Director
One N. Franklin Street, Suite 750
Chicago, IL 60606
David L. Warnock (12)	19,673	*
Director
1 South Street
Baltimore, MD 21202
D. Scott Coward	0	*
General Counsel and Secretary
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Directors and executive officers as a group	4,412,271	23.3%
(12 individuals)
Camden Partners Strategic II, LLC (13)	1,536,148	8.5%
1 South Street
Baltimore, MD 21202
Jon D. Gruber (14)	1,327,400	7.4%
50 Osgood Place, Penthouse
San Francisco, CA 94133
J. Patterson McBaine (15)	1,080,600	6.0%
50 Osgood Place, Penthouse
San Francisco, CA 94133

* Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and is based upon filings made by such persons with the SEC and upon information provided to us. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of , 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Shares which are subject to options that are not currently exercisable or exercisable within 60 days, but which would automatically become fully vested upon the consummation of the merger, are not included as beneficially owned in this table. Please see the section entitled “The Merger – Interests of Specified Persons in the Merger – Accelerated Vesting of Specific Stock Options” on page 27 of this proxy statement. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder’s name.

(2)	Includes 1,254,413 shares of common stock held by Mr. Filipowski, 52,240 shares of common stock issuable upon the exercise of options held by Mr. Filipowski, 170,269 shares of common stock issuable upon the exercise of warrants issued in January 1998 and September 1999 to Mr. Filipowski, 38,000 shares of common stock held by A.J.F. 1999 Declaration of Trust of which Mr. Filipowski serves as the trustee, 216,127 shares of common stock held by American Oil and Gas, Inc., of which Mr. Filipowski owns 50% of the issued and outstanding shares and has shared voting and investment control, 351,769 shares of common stock held by Platinum Venture Partners I, L.P. (“PVP”), a Delaware limited partnership, of which Mr. Filipowski has shared voting and investment control, 1,890 shares of common stock held by Jennifer R. Filipowski, 1,890 shares of common stock held by Veronica Filipowski as trustee on behalf of the Alexandra Filipowski Trust, 1,890 shares of common stock held by Veronica Filipowski as trustee on behalf of the James Meadows Trust, and 7,561 shares of common stock held by Veronica Filipowski. Does not include shares held by any other parties to the Voting Agreement dated February 8, 2004 among Mr. Filipowski, Billy D. Prim, Malcolm R. McQuilkin, affiliates of Camden Partners and FCI Trading. See the section entitled “Voting Agreement” on page 40 of this proxy statement.

(3)	Includes 1,039,026 shares of common stock held by Mr. Prim, 47,457 shares issuable upon the exercise of a warrant issued in September 1999 to Mr. Prim, 336,181 shares of common stock issuable upon the exercise of options held by Mr. Prim, 216,127 shares of common stock held by American Oil and Gas, Inc., of which Mr. Prim owns 50% of the issued and outstanding shares and has shared voting and investment control, and 7,561 shares of common stock held by Debbie W. Prim. Does not include shares held by any other parties to the Voting Agreement dated February 8, 2004 among Mr.. Prim, Andrew J. Filipowski, Malcolm R. McQuilkin, affiliates of Camden Partners and FCI Trading. See the section entitled “Voting Agreement” on page 40 of this proxy statement.

(4)	Includes 337,550 shares of common stock held by Mr. McQuilkin and 73,200 shares of common stock issuable upon the exercise of options held by Mr. McQuilkin. Does not include shares held by any other parties to the Voting Agreement dated February 8, 2004 among Mr. McQuilkin, Andrew J. Filipowski, Billy D. Prim, affiliates of Camden Partners and FCI Trading. See the section entitled “Voting Agreement” on page 40 of this proxy statement.

(5)	Includes 17,257 shares of common stock held by Mr. Castaneda, 472 shares of common stock issuable upon the exercise of a warrant issued in September 1999 to Mr. Castaneda and 198,357 shares of common stock issuable upon the exercise of options held by Mr. Castaneda.

(6)	Includes 23,224 shares of common stock held by Mr. Brenner, 4,745 shares issuable upon the exercise of a warrant issued to Mr. Brenner in September 1999 and 34,009 shares issuable upon the exercise of options held by Mr. Brenner.

(7)	Includes 6,863 shares of common stock held by Mr. Scronce and 40,000 shares of common stock issuable upon the exercise of options held by Mr. Scronce.

(8)	All such shares are issuable upon the exercise of options held by Mr. Muehlstein.

(9)	Includes 4,745 shares of common stock issuable upon the exercise of a warrant issued in September 1999 to Mr. Devick and 32,334 shares issuable upon the exercise of options held by Mr. Devick.

(10)	Includes 6,627 shares of common stock held by Mr. Travatello and 22,812 shares of common stock issuable upon the exercise of options held by Mr. Travatello.

(11)	All such shares are issuable upon the exercise of options held by Mr. Lunn.

(12)	All such shares are issuable upon the exercise of options held by Mr. Warnock. Additionally, see footnote 13, below.

(13)	Includes 1,406,620 shares of common stock held by Camden Partners Strategic Fund II-A, L.P. and 83,444 shares of common stock held by Camden Partners Strategic Fund II-B, L.P., for which Camden Partners Strategic II, LLC serves as general partner. Also includes 46,084 shares of common stock held by Strategic Associates, L.P., which is an affiliate of Camden Partners Strategic II, LLC. David L. Warnock, a director of the Company, is a managing member of Camden Partners Strategic II, LLC and a general partner of Cahill, Warnock Strategic Partners, L.P. (which is the general partner of Strategic Associates, L.P.) and disclaims beneficial ownership of the shares held by Camden Partners Strategic Fund II-A, L.P., Camden Partners Strategic Fund II-B, L.P. and Strategic Associates, L.P. Does not include shares held by any other parties to the Voting Agreement dated February 8, 2004 among Camden Partners Strategic Fund II-A, L.P., Camden Partners Strategic Fund II-B, L.P., Strategic Associates, L.P., Andrew J. Filipowski, Billy D. Prim, Malcolm R. McQuilkin and FCI Trading. See the section entitled “Voting Agreement” on page 40 of this proxy statement.

(14)	Based upon information contained in a Schedule 13G filed with the SEC. Includes 250,800 shares of common stock held by Mr. Gruber, which number includes shares held by Mr. Gruber’s family members and foundations over which Mr. Gruber has sole voting and investment control. Mr. Gruber also has shared voting and investment control over 1,076,600 shares of common stock managed by Gruber & McBaine Capital Management, LLC, an investment advisor which has full voting and investment control over such shares and of which Mr. Gruber is a Manager.

(15)	Based upon information contained in a Schedule 13G filed with the SEC. Includes 4,000 shares of common stock held by Mr. McBaine. Mr. McBaine also has shared voting and investment control over 1,076,600 shares of common stock managed by Gruber & McBaine Capital Management, LLC, an investment advisor which has full voting and investment control over such shares and of which Mr. McBaine is a Manager.

MARKET PRICE AND DIVIDEND DATA

     Our common stock is listed on the NASDAQ Stock Market under the symbol “RINO.” As of      , 2004 we had      common shares outstanding and we had approximately      stockholders of record. The number of stockholders does not take into account those stockholders whose certificates are held by broker-dealers or other nominees. The following table sets forth the range of high and low sale prices of our common stock for each fiscal quarterly period as reported on the NASDAQ Stock Market.

	Price Range Per Share

	High	Low

Fiscal Year Ending July 31, 2004
First Quarter	$14.59	$10.80
Second Quarter	14.24	11.20
Third Quarter*	14.25	13.70
Fiscal Year Ended July 31, 2003
First Quarter	$17.71	$10.26
Second Quarter	19.40	14.69
Third Quarter	14.29	9.32
Fourth Quarter	15.89	10.91
Fiscal Year Ended July 31, 2002
First Quarter	$4.88	$3.00
Second Quarter	7.54	4.50
Third Quarter	9.57	6.90
Fourth Quarter	14.57	8.60

*     Covers the period from February 1, 2004 through February 6, 2004, the last full trading day prior to the announcement of the proposed merger.

     On February 6, 2004, the last full trading day prior to the announcement of the proposed merger, the last reported sales price per share was $13.90. On      , 2004 the most recent practicable trading day prior to the date of this proxy statement, the last reported sales price was $     . You should obtain current market price quotations for shares of our common stock in connection with voting your shares.

     We have never declared or paid any cash dividends on our common stock. Our current policy is to retain earnings for future growth. Further, payments of cash dividends are prohibited by our existing financing agreement with Bank of America, N.A. Following the merger, our common stock will not be traded on any public market.

STOCKHOLDER PROPOSALS

     If the merger is completed, we will not hold a 2004 annual meeting of stockholders, because, following the merger, we will not be a publicly held company. If the merger is not completed for any reason, our 2004 annual meeting of stockholders will subsequently be scheduled and the following will be applicable thereto.

     Under applicable SEC regulations, any stockholder desiring to make a proposal to be acted upon at our 2004 annual meeting of stockholders must present the proposal to us at our principal office in Winston-Salem, North Carolina by July 15, 2004, or, if the date of the annual meeting has been changed by more than 30 calendar days as described in the next paragraph, a reasonable time before the solicitation is made, for the proposal to be considered for inclusion in our proxy statement. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act, as well as the requirements of our bylaws.

     Only business properly brought before an annual meeting may be subject to action at the meeting. In addition to any SEC or other applicable requirements, for business to be properly brought before the annual meeting by a stockholder even if the proposal is not to be included in our proxy statement, our bylaws provide that the stockholder must give timely notice in writing to our Secretary at least 90 calendar days in advance of the anniversary date of the release of our proxy statement for the previous year’s annual meeting, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the anniversary of the annual meeting date stated in the previous year’s proxy statement, a stockholder proposal shall be received by us a reasonable time before the solicitation is made. As to each matter, the notice must contain:

•	the name and address of the stockholder who intends to raise the matter;

•	the business desired to be raised at the meeting and the reasons for considering such business;

•	a representation that the stockholder is a holder of record of our common stock entitled to vote with respect to the matter and that he intends to appear in person or by proxy at the meeting to raise the matter;

•	the stockholder’s total beneficial ownership of our voting stock; and

•	the stockholder’s interest in the matter.

If the stockholder intends to nominate an individual for election to the Board of Directors at an annual meeting, its notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as one of our directors if so elected.

The chairman of the meeting may refuse to allow any business that is not raised in accordance with these procedures to be considered at the meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if we do not receive proper notice of the matter within the timeframe described above.

FORWARD LOOKING STATEMENTS

     This proxy statement contains forward-looking statements that relate to our plans, objectives and estimates. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this proxy statement. Our business is subject to numerous risks and uncertainties, including: that the merger will not be consummated and related risks associated with any failure of the merger to be consummated; that prices for our products and services may decline due to competitive or other factors; that we rely on a limited number of distributors; our ability to manage growth; our ability to place our propane tank exchange at additional retail locations; our ability to successfully defend lawsuits, including the lawsuit filed to enjoin the merger; our ability to protect our intellectual property and strengthen our brand; our ability to obtain an adequate supply of propane tanks that comply with applicable guidelines; our ability to mitigate the effects of high propane commodity prices successfully; our ability to launch new products and services successfully and the effect of new safety guidelines on consumer demand for propane tank exchange. These and other risks and uncertainties detailed in our most recent Annual Report on Form 10-K and in other filings with the SEC could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, we make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this proxy statement that may affect the accuracy of any forward- looking statement.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

     Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

     You should rely only on the information contained in this proxy statement including the appendices attached hereto and any documents incorporated herein by reference. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated      , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

OTHER MATTERS

     As of the date of this proxy statement, our Board of Directors knows of no other business to come before the special meeting for consideration by our stockholders. If any other business properly comes before the special meeting, the persons named as proxies in the accompanying proxy card will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors

D. Scott Coward
Secretary

Winston-Salem, North Carolina
, 2004

Appendix A

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of the 8th day of February, 2004, by and among FCI Trading Corp., a Delaware corporation (“Parent”), Diesel Acquisition LLC, a Delaware limited liability company (“Merger Sub”), Ferrell Companies, Inc., a Kansas corporation (the “Ultimate Parent”), and Blue Rhino Corporation, a Delaware corporation (the “Company”).

     WHEREAS, the Board of Directors of the Company, Parent (on behalf of itself and as sole member of Merger Sub) and Ultimate Parent have approved and deem it advisable and in the best interests of their respective equityholders to consummate the business combination transaction provided for herein in which the Merger Sub will merge with and into the Company with the Company being the surviving entity in the merger (the “Merger”), thereby becoming a direct wholly-owned subsidiary of Parent; and

     WHEREAS, the Parent, Merger Sub and Ultimate Parent (collectively, the “Ferrellgas Parties”), would not have entered into this Agreement but for the simultaneous execution of a voting agreement with certain stockholders of the Company to vote in favor of the Merger, a unit purchase agreement between Ferrellgas Partners, L.P. and certain stockholders of the Company, the Employment Agreement (as defined herein) and a contribution agreement with Billy D. Prim related to the contribution of certain real estate to Ferrellgas Partners, L.P.;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained and intending to be legally bound hereby, the Ferrellgas Parties and the Company hereby agree as follows:

ARTICLE I
THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. Upon the Effective Time, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Entity”).

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article VI, other than those conditions which by their terms are to be satisfied at the Closing (the “Closing Date”), at the offices of Mayer, Brown, Rowe & Maw, LLP, 700 Louisiana, Suite 3600, Houston, Texas 77002, unless another date, time or place is agreed to in writing by the parties.

     1.3 Effective Time of the Merger. As soon as practicable after the satisfaction of or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit 1.3 with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the DLLC (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the “Effective Time”).

     1.4 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL and Section 209 of the DLLC.

     1.5 Certification of Incorporation; Bylaws.

     (a)  Certification of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Entity shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), as amended by the Certificate of Merger.

     (b)  Bylaws. At the Effective Time, the Bylaws of the Surviving Entity shall be the Bylaws of the Company, as in effect immediately prior to the Effective Time.

     1.6 Directors and Officers. The directors and officers listed on Schedule 1.6 attached hereto shall be the initial directors and officers of the Surviving Entity, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) or any membership interests of Merger Sub:

     (a)  Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time and owned by Parent shall be converted into an aggregate of 1,000 shares of common stock, par value $0.001 per share, of the Company, which shares shall remain issued and outstanding as validly issued, fully paid and nonassessable shares of capital stock of the Surviving Entity and which shall be all of the issued and outstanding shares of capital stock of the Surviving Entity as of the Effective Time;

     (b)  Conversion of Company Common Stock. At the Effective Time, each issued and outstanding share of Company Common Stock (other than Dissenting Shares described in clause (h) below) shall (i) be converted into the right to receive from Parent a cash payment of $17.00 (the “Merger Consideration”), (ii) otherwise no longer be outstanding, (iii) automatically be cancelled and retired and (iv) cease to exist. Each holder of a certificate representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     (c)  1994 Stock Incentive Plan. Pursuant to Section 3.1 (and the authority granted to the Board of Directors of the Company thereunder) of the Company’s Stock Incentive Plan (the “1994 Plan”), immediately prior to the Effective Time, each outstanding option (to the extent then vested) to purchase a share of Company Common Stock under the 1994 Plan (a “1994 Option”) shall be converted into the right to receive from the Company a cash payment equal to the difference between the Merger Consideration and the exercise price for that 1994 Option. If that result is a negative number, that 1994 Option shall not be entitled to any payment. As of the Effective Time, all 1994 Options outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a 1994 Option shall cease to have any rights with respect thereto, except the right to receive the payment from the Company set forth in this Section 2.1(c), if any.

     (d)  1998 Stock Incentive Plan. Pursuant to Section 4.6 of the Company’s 1998 Stock Incentive Plan of the Company, as amended (the “1998 Plan”), immediately prior to the Effective Time, each outstanding option (to the extent then vested) to purchase a share of Company Common Stock under the 1998 Plan, including such outstanding options granted pursuant to the Company’s Executive Incentive Plan (each, a “1998 Option”) shall be converted into the right to receive from the Company a cash payment equal to the difference between the Merger Consideration and the exercise price of that 1998 Option. If that result is a negative number, that 1998 Option shall not be entitled to any payment. The

Board of Directors of the Company may, at its option, approve the pro rata vesting of all outstanding options under the 1998 Plan through the day immediately prior to the Closing Date (such date determined by the Board of Directors of the Company, the “Vesting Determination Date”), which proration shall mean vesting each increment of a 1998 Option that has a separate vesting date and that would otherwise not be vested under the terms of the applicable option agreement as of the Vesting Determination Date in the percentage determined by dividing (i) the number of days elapsed from the date of initial grant of the 1998 Option through the Vesting Determination Date, by (ii) the number of days from the date of initial grant of such 1998 Option through the date on which the 1998 Option would have vested had all conditions therefor been met. As of the Effective Time, all 1998 Options outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a 1998 Option shall cease to have any rights with respect thereto, except the right to receive the payment from the Company set forth in this Section 2.1(d), if any.

     (e)  Distributor Plan. Pursuant to Section IV.6 of the Company’s Distributor Option Plan, as amended (the “Distributor Plan”), immediately prior to the Effective Time, each outstanding option (to the extent then vested) to purchase a share of Company Common Stock under the Distributor Plan (a “Distributor Option”) shall be converted into the right to receive from the Company a cash payment equal to the difference between the Merger Consideration and the exercise price for that Distributor Option. If that result is a negative number, that Distributor Option shall not be entitled to any payment. The Board of Directors of the Company may, at its option, approve the pro rata vesting of all outstanding options under the Distributor Plan through the Vesting Determination Date, which proration shall mean vesting each increment of a Distributor Option that has a separate vesting date and that would otherwise not be vested under the terms of the applicable option agreement as of the Vesting Determination Date in the percentage determined by dividing (i) the number of days elapsed from the date of initial grant of the Distributor Option through the Vesting Determination Date, by (ii) the number of days from the date of initial grant of such Distributor Option through the date on which the Distributor Option would have vested had all conditions therefor been met. As of the Effective Time, all Distributor Options outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Distributor Option shall cease to have any rights with respect thereto, except the right to receive the payment from the Company set forth in this Section 2.1(e), if any.

     (f)  Stock Option Plan for Non-Employee Directors. Pursuant to Section 9.2 of the Company’s Amended and Restated Stock Option Plan for Non-Employee Directors (the “Non-Employee Director Plan”), immediately prior to the Effective Time, each outstanding option to purchase a share of Company Common Stock under the Non-Employee Director Plan (a “Non-Employee Director Option”) shall be converted into the right to receive from the Company a cash payment equal to the difference between the Merger Consideration and the exercise price for that Non-Employee Director Option. If that result is a negative number, that Non-Employee Director Option shall not be entitled to any payment. Prior to the date hereof, all holders of Non-Employee Director Options have waived (effective as of the Closing Date) any right under the Non-Employee Director Plan to receive the highest reported sales price of a share of Company Common Stock during the 60-day period immediately preceding the Effective Date rather than the Merger Consideration as consideration for any Non-Employee Director Option. As of the Effective Time, all Non-Employee Director Options outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Non-Employee Director Option shall cease to have any rights with respect thereto, except the right to receive the payment from the Company set forth in this Section 2.1(f), if any.

     (g)  Employee Stock Purchase Plan. Pursuant to Section 11.05 of the Company’s Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), the Board of Directors of the Company shall amend the Employee Stock Purchase Plan and take all other actions that it deems necessary or desirable to cause the Offering (as defined in the Employee Stock Purchase Plan) which began as of January 1, 2004 to be suspended immediately following the Purchase Period (as defined in the Employee Stock

Purchase Plan) ending on March 31, 2004, such that participants will not be able to make payroll deductions or receive purchase rights in the Employee Stock Purchase Plan for periods after March 31, 2004; provided, that such suspension shall be conditioned upon this Agreement being in effect on March 31, 2004. The Board of Directors of the Company shall take all other actions required under the Employee Stock Purchase Plan to effect the conditional suspension of the Offering as described in this Section 2.1(g). In accordance with and subject to the terms of the Employee Stock Purchase Plan, purchase rights under the Employee Stock Purchase Plan will be automatically exercised on March 31, 2004 and participants will receive the maximum number of whole shares of Company Common Stock with respect to each such purchase right. For the avoidance of doubt, a participant receiving shares of Company Common Stock under the Employee Stock Purchase Plan for the Purchase Period ending March 31, 2004 will have the right to receive the Merger Consideration for such shares, provided such shares are held by such participant at the Effective Time. As of the Effective Time, the Employee Stock Purchase Plan shall be terminated, and each participant shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock set forth in this Section 2.1(g), if any.

     (h)  Warrants. Immediately prior to the Effective Time, each outstanding warrant to purchase shares of the Company’s Common Stock (a “Warrant”) shall, pursuant to the terms of each such Warrant, be converted into the right to receive from the Company a cash payment equal to the difference between the Merger Consideration and the exercise price for that Warrant. If that result is a negative number, that Warrant shall not be entitled to any payment. As of the Effective Time, all Warrants outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Warrant shall cease to have any rights with respect thereto, except the right to receive the payment from the Company set forth in this Section 2.1(h), if any.

     (i)  Appraisal Rights. Any Company Common Stock held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration unless and until the Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses that Dissenting Stockholder’s right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of each outstanding share of Company Common Stock held by that Dissenting Stockholder (the “Dissenting Shares”) in accordance with the provisions of the DGCL, provided that the Dissenting Stockholder complies with Section 262 of the DGCL. All Dissenting Shares shall (i) otherwise no longer be outstanding, (ii) automatically be cancelled and retired and (iii) shall cease to exist. Each holder of a certificate representing any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses that Dissenting Stockholder’s right to appraisal, that Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the Merger Consideration. The Company shall give Parent (y) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL, and (z) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL.

     (j)  Appointment of Paying Agent. Prior to the mailing of the proxy statement of the Company for approval of the Merger at the Stockholders’ Meeting (the “Proxy Statement”), the Parent shall appoint LaSalle Bank National Association (or other entity qualified to serve as Paying Agent) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to the holders of the Company Common Stock.

     2.2 Exchange of Certificates.

     (a)  Paying Agent. Prior to the Closing, the Ferrellgas Parties or their designee shall deposit with the Paying Agent, in its capacity as escrow agent (“Escrow Agent”) and as agent for the payor under the escrow agreement in form and substance substantially similar to Exhibit 2.2 attached hereto (the “Escrow Agreement”), the aggregate Merger Consideration payable to all holders of Company Common Stock (the “Fund”). Upon the satisfaction of the conditions set forth in the Escrow Agreement, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, disburse the Fund to itself in its capacity as the Paying Agent, for the benefit of the holders of the Company Common Stock. The Paying Agent will then be authorized by the Parent or its designee to pay the Merger Consideration in exchange for all of the issued and outstanding Company Common Stock in accordance with this Article II. No interest will be paid or will accrue on any Merger Consideration to be paid pursuant to this Article II, except as required by Section 262 of the DGCL.

     (b)  Exchange Procedures for Company Common Stock. Promptly after the Effective Time, the Parent or its designee shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and payment therefor. Upon surrender to the Paying Agent of such Certificates, together with such letter of transmittal duly executed, and acceptance thereof by the Paying Agent, the Paying Agent shall be required to pay as soon as practicable the holder of a Certificate the Merger Consideration into which the Certificates surrendered shall have been converted pursuant to this Agreement. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against payment of the Merger Consideration as hereinabove provided. If any Merger Consideration is to be paid to a person other than the registered holder of a Certificate surrendered for exchange, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1.

     (c)  Payment for Company Securities. At Closing, the Company shall pay the cash payments set forth in Sections 2.1 (c) through (f) and (h) to the holders of the 1994 Options, the 1998 Options, the Distributor Options, the Non-Employee Director Options and the Warrants (collectively, the “Company Securities”) in accordance with this Section 2.2(c), subject to the prior approval of such amounts by Parent, which amounts shall be based on Schedule 3.3(e)(i), as adjusted to reflect the actual Vesting Determination Date.

     (d)  Termination of Fund. Any portion of the Fund which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to the Parent or its designee, upon demand, and any holders of shares of Company Common Stock or Company Securities who have not theretofore complied with this Article II shall thereafter look only to the Parent or its designee and only as general creditors thereof for payment of their claim for the Merger Consideration.

     (e)  No Liability. None of the Ferrellgas Parties or Parent’s designee, the Company or the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official to the extent required by any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time, or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined below), any such Merger Consideration in respect of such Certificates or Company Securities shall, to the extent permitted by applicable law, become the property of the payor of the Fund, free and clear of all claims or interest of any person previously entitled thereto other than rights of a holder of such Certificate to be paid the Merger Consideration directly from such payor as specified in Section 2.2.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Ferrellgas Parties:

     3.1 Organization and Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure so to qualify would, individually or in the aggregate, reasonably be expected to have a material adverse change in or effect on (a) the business, results of operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger (“Material Adverse Effect”); provided, however, that a Material Adverse Effect shall not be deemed to include any effect of (i) actions or omissions of any party hereto taken with the prior written consent of the other in contemplation of the Merger, (ii) the direct effects of compliance with this Agreement on the operating performance of the Company, including expenses incurred by the Company in consummating the Merger or relating to any litigation arising as a result of this Agreement or the Merger, or (iii) any change in general economic conditions, except to the extent that such change affects the Company in a manner materially different from the manner in which it affects other similar businesses. Schedule 3.1 contains a list of each jurisdiction in which the Company is duly licensed or qualified to do business as a foreign corporation.

     3.2 Authority; Binding Effect. This Agreement has been duly authorized, executed and delivered by the Company, subject only to the receipt of the stockholder approval described in Section 6.1(a), and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally. The Board of Directors of the Company has approved this Agreement and determined that it will, subject to the fiduciary duties of the Board of Directors under applicable law, unanimously recommend to the stockholders of the Company approval and adoption of this Agreement and the Merger as set forth in Section 5.3. The only vote of the holders of any class or series of outstanding securities of the Company required for approval of this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

     3.3 Subsidiaries.

     (a)  List. Set forth on Schedule 3.3(a) is a true and complete list of (i) each of the Company’s direct or indirect investment or interest in or control over any other corporation, partnership, joint venture, limited liability company or other business entity, whether incorporated or unincorporated, (ii) the jurisdiction of incorporation or formation for each of the entities listed in clause (i) of which the Company owns, directly or indirectly, 50% or more of the voting control of such entity or otherwise has the power to direct the management and operations of such entity (collectively, the “Subsidiaries”), (iii) each foreign jurisdiction where each of the Subsidiaries is duly licensed or qualified to do business as a entity, as applicable, and (iv) all of the equity owners of the Subsidiaries.

     (b)  Authority. Each of the Subsidiaries is an entity validly existing and in good standing under the laws of the State in which it was formed and has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each of the Subsidiaries is duly qualified and in good standing in the states or countries in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding subscriptions, options, convertible securities, warrants, calls, rights, or agreements or commitments of any kind (issued or granted by, or binding upon, the Company or the Subsidiaries) to purchase or otherwise acquire any security of or equity interest in any of the Subsidiaries. The capital interests in all Subsidiaries are free and clear of all liens, security interests, claims, charges, encumbrances, rights, options to purchase, voting trusts or other voting agreement and calls and commitments of every kind affecting the Subsidiary (other than such that may be contained in an applicable partnership agreement for a Subsidiary with respect to a partnership interest in that Subsidiary or in the Credit Agreement) and the holders thereof have good and valid title to such interests.

     (c)  Copies. True and correct copies of the organizational documents of the Subsidiaries, in effect as of the date of this Agreement, have been furnished by the Company to Parent.

     (d)  Capitalization. The authorized capital stock of the Company consists of 100 million shares of Company Common Stock and 20 million shares of preferred stock, par value $0.001 per share. As of the January 30, 2004:

(i) 17,884,540 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of the preemptive (or similar) rights of any stockholder of the Company;

(ii) no shares of preferred stock were issued and outstanding;

(iii) 104,803 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding 1994 Options, all of which are currently vested;

(iv) 4,532,563 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding 1998 Options and 2,522,606 shares of Company Common Stock would be issuable based on vested 1998 Options assuming pro rata vesting through May 1, 2004;

(v) 204,434 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Distributor Options and 170,298 shares of Company Common Stock would be issuable based on vested Distributor Options assuming pro rata vesting through May 1, 2004;

(vi) 335,000 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Non-Employee Director Options;

(vii) there were $28,637.95 in accumulated payroll deductions under the Employee Stock Purchase Plan, which would result in 2,426 shares of Company Common Stock being issuable upon the exercise of outstanding purchase rights under such plan, assuming that the last sale price on January 1, 2004 (or the nearest prior business day) is used to calculate the 85% discounted purchase price under such plan; and

(viii) 969,093 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Warrants.

     (e)  Other Securities. No shares of Company Common Stock have been issued since January 30, 2004, other than pursuant to exercises of Company Securities. Except for any awards earned for the period ended January 31, 2004, there are no cash awards outstanding or due and payable under the Company’s Executive Incentive Plan. Set forth on Schedule 3.3(e)(i) is a list of the holders of the Company Securities together with the number of shares of Company Common Stock into which those Company Securities are exercisable assuming the Vesting Determination Date is May 1, 2004. Except as set forth above, there were outstanding as of January 31, 2004 and will be outstanding as of the Closing Date (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company; and (iii) no options, calls, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of the Company. Except as set forth on Schedule 3.3(e)(ii), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company securities described in the prior sentence or to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise).

     3.4 SEC Filings.

     (a)  Filings. Since July 31, 2000, (i) the Company has made all filings required to be made by the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”), (ii) all filings by the Company with the Securities and Exchange Commission (the “SEC”), at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (iii) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (iv) all financial statements contained or incorporated by reference therein complied as to form when filed or, if applicable, as restated, in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented in all material respects the financial condition and results of operations of the Company and its Subsidiaries, as applicable, at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

     (b)  Balance Sheet. Except as and to the extent set forth on the balance sheet of the Company contained in its Quarterly Report on Form 10-Q for the period ended October 31, 2003, as filed with the SEC, including the notes thereto, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since October 31, 2003, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     3.5 Information Supplied. None of the information supplied or to be supplied by the Company in writing or otherwise approved in writing by the Company for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, as defined below, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not false or misleading or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting or any amendment or supplement thereto. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Proxy Statement shall include a copy of the Financial Advisor Opinion.

     3.6 No Material Adverse Change. Since July 31, 2003, except as disclosed in filings of the Company with the SEC (“SEC Reports”) or on Schedule 3.6, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, except as disclosed in the SEC Reports or on Schedule 3.6 or in the ordinary course of business and consistent with past practice, there has not been (a) any change, event or development in or affecting the Company that constitutes or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) any change by the Company in its accounting methods or principles except as recommended by the Company’s independent accountants prior to such change; (c) any declaration, setting aside or payment of any dividends or distributions in respect of any series of capital stock of the Company; or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers above the rank of Vice President of the Company, except for increases in base compensation and annual cash bonuses.

     3.7 Compliance.

     (a)  Permits. The Company holds, and is in compliance with, all permits, licenses, franchises, registrations, variances, authority or application therefor (collectively, “Permits”), exemptions, orders and approvals of any United States federal, state or local court, administrative agency or commission, or entity created by rule, regulation or order of any United States federal, state or local commission or other governmental agency, authority or instrumentality and committees thereof (a “Governmental Authority”) necessary for the operation of the business of the Company, except to the extent the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no proceedings pending, or to the knowledge of those individuals listed on Schedule 3.7(a) (the “Knowledge of the Company”), threatened or contemplated, by any Governmental Authority seeking to terminate, revoke or materially limit any such Permit, exemption, order or approval.

     (b)  Investigations. Since July 31, 2000 or except as set forth on Schedule 3.7(b), neither the Company nor, to the Knowledge of the Company, any of its respective executive officers, directors or employees has been the subject of any investigation or order of any Governmental Authority arising under applicable laws, and no such investigation or order is pending, or to the Knowledge of the Company, threatened.

     3.8 No Conflict. Except for any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any required filings with the SEC and the State of Delaware and the terms of the Credit Agreement dated as of November 20, 2002, among the Company, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Wachovia Bank, National Association, as syndication agent and the other lenders party thereto (the “Credit Agreement”), the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Merger will not (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of the Company or any of the Subsidiaries, as applicable, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Company or any of the Subsidiaries, (c) except as set forth on Schedule 3.8 and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any written or oral contract, agreement, undertaking, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement (a “Contract”) to which the Company or any of the Subsidiaries, as applicable, is a party or by which any of the of the Company or the Subsidiaries is bound or to which any asset of the Company or any of the Subsidiaries is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of the Company or any of the Subsidiaries under any such Contract.

     3.9 No Default. Each of the Company and the Subsidiaries is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound (except to the extent this Agreement is prohibited by the Credit Agreement), (b) any judgment, order or injunction of any court, arbitrator or governmental agency, or (c) any other Contract, except for such defaults and conditions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     3.10 Laws and Regulations; Litigation.

     (a)  Default. Except as set forth in Schedule 3.10(a) and except for those violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries are not in violation of or in default under any law, statute, ordinance, rule or regulation (not including any Environmental Laws (as hereinafter defined) that are the subject of Section 3.17), or under any order of any Governmental Authority applicable to them.

     (b)  Claims. Except as set forth on Schedule 3.10(b), there are no claims, fines, actions, suits, demands, investigations or proceedings pending or, to the Knowledge of the Company, threatened in writing, against or affecting the Company or the Subsidiaries, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company and the Subsidiaries.

     3.11 Financial Statements. Attached as Schedule 3.11 are copies of the Company’s (i) unaudited consolidated and consolidating balance sheet as at December 31, 2003, and the related consolidated and consolidating statement of income, cash flows and stockholders’ equity for the interim periods then ended for the six months ended December 31, 2003 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except for normal year-end adjustments and the absence of footnotes, and fairly present, in all material respects, the consolidated financial position of the Company and the results of operations and cash flows for the Company for the fiscal period ended December 31, 2003.

     3.12 Taxes.

     (a)  Definition. For purposes of this Agreement, “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing. For purposes of this Agreement, “Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     (b)  Returns, etc. Except as set forth in Schedule 3.12 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all Returns required to be filed by or on behalf of the Company or the Subsidiaries, have been or will be duly filed on a timely basis (taking into account all extensions of due dates) and such Returns are true, complete and correct; (ii) all Taxes shown payable on such Returns have been or will be paid in full on a timely basis and no other Taxes are payable by the Company or the Subsidiaries with respect to items or periods covered by such Returns; (iii) the Company and the Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (iv) there are no liens on any of the assets of the Company or the Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or the Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established; (v) there are no outstanding agreements or waivers by or with respect to the Company or the Subsidiaries extending the period for assessment or collection of any Taxes; (vi) there is no pending action, proceeding or investigation for assessment or collection of Taxes with respect to the Company or the Subsidiaries; and (vii) to the Knowledge of the Company, there is no claim, contingent liability or other outstanding obligation for Taxes related to the Company or the Subsidiaries.

     (c)  Neither the Company nor any of the Subsidiaries has any liability for any material federal, state, local, foreign or other Taxes of any corporation or entity other than the Company and the Subsidiaries, including without limitation any liability arising from the application of U.S. Treasury Regulation § 1.1502-6 or any analogous provision of state, local or foreign law.

     (d)  Neither the Company nor any of the Subsidiaries is or has been a party to any material Tax sharing agreement with any corporation other than the Company and the Subsidiaries.

     (e)  Neither the Company nor any of the Subsidiaries are required to make any material adjustment under Section 481(a) of the Code by reason of a change or proposed change in accounting method or otherwise.

     3.13 Labor Matters. The Company is not a party to any collective bargaining agreement. Since July 31, 2000, the Company and the Subsidiaries have not (i) had any employee strikes, work stoppages, slowdowns or lockouts; (ii) received any requests for certifications of bargaining units or any other requests for collective bargaining; or (ii) become aware of any efforts to organize employees of the Company or any of the Subsidiaries into a collective bargaining unit.

     3.14 Employee Benefit Plans.

     (a)  Company Plans. Except as set forth on Schedule 3.14(a), none of the Company or any of the Subsidiaries maintains or sponsors, participates in, contributes to or has an obligation to contribute to, has a commitment to create or has any liability or contingent liability with respect to any employee benefit plan (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA) or any employment or consulting agreement. All such plans, agreements, programs, policies and arrangements set forth (or required to be set forth on Schedule 3.14(a) shall be collectively referred to as the “Company Plans.”

     (b)  Copies of Company Plans. Except as set forth on Schedule 3.14(b), with respect to each Company Plan, the Company has delivered, or made available, to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity Contract or other funding instrument; (ii) the most recent Internal Revenue Service determination or opinion letter; (iii) any summary plan description and other written communications (or a description or any oral communications) by the Company or any of the Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the most recent year (w) the Form 5500 and attached schedules; (x) audited financial statements; (y) actuarial valuation reports; and (z) attorney’s response to auditor’s request for information.

     (c)  Compliance of Company Plans. Each Company Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws, rules and regulations. Each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter which covers all amendment to such plan for which the remedial amendment period has expired and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which, to the Knowledge of the Company, would give rise to any such actions, suits or claims. The Company will promptly notify Parent of any pending or threatened claims arising between the date hereof and the Closing Date. The Company has not, nor to the Knowledge of the Company, has any other party, engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company or any of the Subsidiaries or any of the Ferrellgas Parties or their affiliates to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i) that is reasonably likely to result in material liability. No event has occurred and no condition exists that would subject the Company or any of the Subsidiaries to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to, the taxes imposed by Code sections 4971, 4972, 4977, 4979, 4980B, 4976(a) or the fine imposed by ERISA section 502(c). All insurance premiums required to be paid with respect to Company Plans have been or will be paid prior to the Closing Date. All contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be made by the Closing Date. No Company Plan provides for an increase in benefits on or after the date hereof.

     (d)  Unfunded Company Plans. No Company Plan is, or has ever been, subject to Title IV of ERISA, no Company Plan is a multiemployer plan and, except as set forth on Schedule 3.14(d), there are no unfunded Company Plans under which benefits are payable presently, or in the future, to present or former employees of the Company or any of the Subsidiaries. None of the assets of any Company Plan are invested in employer securities or employer real property.

     (e)  Excess Payments. Except as set forth on Schedule 3.14(e) and for payments specifically provided herein, no Company Plan exists which could result in the payment to any employee of the Company or any of the Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the Merger. None of the payments contemplated by the Company Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to section 162(m) of the Code, except to the extent that payments provided under the Employment Agreement, as defined below, which is being amended and restated on the date hereof effective as of the Effective Time, might have constituted excess parachute payments. There have been no act or omission that would impair the ability of the Company or any Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan.

     3.15 Intellectual Property. Subject to liens created under the Credit Agreement, the Company and the Subsidiaries own, are licensed or otherwise possess legally enforceable rights to use (in each case, free and clear of any liens or encumbrances of any kind), the patents, know-how, trademarks, service marks, brand names and computer software and any applications for such patents, know-how, trademarks, tradenames, service marks and brand names, computer software or other intellectual property and proprietary rights used in or necessary for the conduct of their business as currently conducted (collectively, “Intellectual Property”). The Intellectual Property filed with the United States Patent and Trademark Office is listed on Schedule 3.15. Each license or other agreement relating to Intellectual Property to which the Company or any of the Subsidiaries is a party has been complied with by the Company or the applicable Subsidiaries in all material respects and is in full force and effect. Neither the Company nor any of the Subsidiaries has licensed or otherwise granted to any parties other than the Company or any of the Subsidiaries any rights to use any such Intellectual Property except as set forth in Schedule 3.15. To the Knowledge of the Company and except as set forth on Schedule 3.15, the use of such Intellectual Property by the Company or any of the Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of the Subsidiaries acquired the right to use such Intellectual Property. To the Knowledge of the Company and except as set forth in Schedule 3.15, no person is challenging, infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to such Intellectual Property.

     3.16 Title to Properties; Liens and Encumbrances. Schedule 3.16 sets forth a complete and accurate list of all real property owned or leased by the Company and any of the Subsidiaries. Except for any liens pursuant to the Credit Agreement or as set forth on Schedule 3.16 and except for such defects in the title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries have valid fee or leasehold interests in its respective real properties and have valid title to all of their respective other properties and assets (except for leased properties and assets, in which case the Company and the Subsidiaries have a valid leasehold interest therein), subject only to statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings. Any Contract regarding the lease of real or personal property to which the Company or any of the Subsidiaries is a party are valid, binding and enforceable obligations of the respective lessors.

     3.17 Environmental.

     (a)  Definitions. As used in this Agreement:

(i) “Environmental Claim” means any and all written administrative, regulatory or judicial actions, suits, demand, demand letters, claims, liens, investigations, proceedings or notices of noncompliance or violation from any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, damages, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location operated, leased or managed by the

Company or any of the Subsidiaries; or (B) any violation of any Environmental Law; or (C) any and all claims by any third Person resulting from the presence or release of any Hazardous Materials.

(ii) “Environmental Laws” means all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(iii) “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain regulated quantities of polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes” “restricted hazardous wastes” “toxic substances” “toxic pollutants” or words of similar import under any Environmental Law; and (c) any other chemical material, substances or waste, exposure to which is now prohibited, limited or regulated under Environmental Law in a jurisdiction in which the Company or any of the Subsidiaries operates.

(iv) “Releases” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     (b)  Compliance. The Company and the Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries have received any written communication that alleges that any of them are not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.17(b), neither the Company nor any of the Subsidiaries have used any waste disposal site, or otherwise disposed of, or transported, or arranged for the transportation of, any Hazardous Materials to any location in violation of any Environmental Law, except where the effect of such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c)  Environmental Permits. Except as set forth on Schedule 3.17(c), the Company and the Subsidiaries have obtained or have applied for all permits, licenses, franchises, registrations, variances, authority or application therefor issued pursuant to Environmental Laws (collectively, the “Environmental Permits”) necessary for the conduct of their respective businesses, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval. The Company and the Subsidiaries are in compliance with all terms and conditions of each Environmental Permit, in each case except where the failure to obtain or be in compliance with such Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

     (d)  Environmental Claims. Except as set forth on Schedule 3.17(d), there is no Environmental Claim pending (i) against the Company or any of the Subsidiaries, (ii) against any person or entity whose liability for any Environmental Claim the Company or any of the Subsidiaries have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations that the Company or any of the Subsidiaries owns, leases or manages, in whole or in part, which, in the case of clauses (i), (ii) and (iii), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (e)  Releases. Except as set forth on Schedule 3.17(e), there are and have been no Releases of any Hazardous Material that would form the basis of any Environmental Claims against the Company or any of the Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Subsidiaries have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (f)  Predecessors. Except as set forth on Schedule 3.17(f), there is no Environmental Claim pending or threatened against any predecessor of Company or any of the Subsidiaries and there is no Release of Hazardous Materials that would form the basis of any such Environmental Claim, which Environmental Claim would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (g)  Disclosure. With respect to the Company and the Subsidiaries and except as set forth on Schedule 3.17(g), there are no facts that would, individually or in the aggregate, form the basis of a Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future, or (ii) current remediation costs or remediation costs known to be required in the future.

     3.18 Material Contracts.

     (a)  List. Schedule 3.18 sets forth (classified by clause below) any Contract of the type described below to which the Company or any of the Subsidiaries are a party (collectively, the “Material Contracts”):

(i) any Contract or Permit that can reasonably be expected to result in aggregate payments by the Company or any of the Subsidiaries of more than $500,000 during the current or any subsequent fiscal year of the Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to the Company or any of the Subsidiaries of more than $500,000 during the current or any subsequent fiscal year of the Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any indenture, mortgage, loan, note, credit or sale-leaseback or similar Contract having a principal obligation on the date hereof of more than $100,000 to which the Company or any of the Subsidiaries is bound (whether the Company or any of the Subsidiaries is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith;

(iv) any Contract with any director or officer of the Company or any of the Subsidiaries or with the spouse or lineal descendant of an officer or director of the Company or any of the Subsidiaries that will not be terminated prior to Closing;

(v) any Contract containing covenants limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or compete with any person or entity or operate at any location;

(vi) any Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets of the Company or any of the Subsidiaries with a value in excess of $100,000 (other than the sale of inventory in the ordinary course of business);

(vii) any Contract granting any power of attorney with respect to the affairs of the Company or any of the Subsidiaries;

(viii) to the extent not otherwise identified on Schedule 3.18, any suretyship Contract, performance bond, working capital maintenance or other form of guaranty;

(ix) to the extent not otherwise identified on Schedule 3.18, any Contract (other than a Company Plan) with any director, employee, consultant, or agent other than the Company’s employment agreement with the Chief Executive Officer of the Company; and

(x) to the extent not otherwise identified on Schedule 3.18, any Contracts or Permits a default or termination of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b)  No Default. Except as set forth on Schedule 3.18 and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Material Contracts and all other Contracts to which the Company or any of the Subsidiaries is a party are in full force and effect in accordance with their respective terms, (ii) to the Knowledge of the Company, there exist no defaults by any person or entity other than the Company or any of the Subsidiaries that is a party to such Contracts, and (iii) no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by the Company or any of the Subsidiaries or, to the Knowledge of the Company, any other person or entity who is a party to such Contract. Prior to the execution of this Agreement, the Company has furnished or made available to Parent copies of each Material Contract and all amendments thereto.

     3.19 Bank Accounts. Schedule 3.19 sets forth (a) the name of each financial institution in which the Company or any of the Subsidiaries have borrowing or investment agreements, deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each person or entity authorized to draw thereon or have access thereto.

     3.20 Customers. To the Knowledge of the Company, no customers that, individually or in the aggregate, account for 5% or more of the Company’s and the Subsidiaries’ aggregate sales in fiscal 2003 or suppliers that, individually or in the aggregate, account for 5% or more of the Company’s and the Subsidiaries’ aggregate cost of inventory in fiscal 2003 intends to terminate their business relationship with the Company or any of the Subsidiaries or to materially alter the terms of that relationship.

     3.21 Accurate and Complete Records. The books, ledgers, financial records and other records of the Company and the Subsidiaries for the period of time which is not less than five years prior to the date hereof: (a) are, or will be as of the Closing Date, in the possession of the Company and the Subsidiaries as applicable; (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and (c) are accurate and complete in all material respects and do not contain or reflect any material discrepancies.

     3.22 Copies Complete. Copies of the charter documents, bylaws and other governing documents, each as amended to date, and the copies of all Contracts, permits, certificates or other documents delivered to any of the Ferrellgas Parties in connection with the transactions contemplated by this Agreement are complete and accurate and are true and correct copies of the originals thereof.

     3.23 Financial Advisor. The Company has received the opinion of Banc of America Securities, LLC, the financial advisor to the Special Committee of the Board of Directors of the Company, that the Merger Consideration contemplated by this Agreement is fair to the stockholders of the Company (other than stockholders who comprise management of the Company or such stockholders’ affiliates) from a financial point of view (the “Financial Advisor Opinion”). The Board of Directors of the Company has unanimously recommended the approval and adoption of this Agreement and the Merger.

     3.24 Brokerage Arrangements. None of the Company or any of its Subsidiaries has entered (directly or indirectly) into any Contract with any person or entity that would obligate any of the Ferrellgas Parties to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE FERRELLGAS PARTIES

The Ferrellgas Parties hereby represent and warrant, jointly and severally, to the Company:

     4.1 Organization and Existence. Each of the Ferrellgas Parties is duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware other than Ultimate Parent which is a Kansas corporation. Each of the Ferrellgas Parties has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its businesses as and where such properties are now owned or held and such business is now conducted. Each of the Ferrellgas Parties are duly licensed or qualified to do business as a foreign entity, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify would not reasonably be expected to have, individually or in the aggregate, an adverse change in or effect on (a) the business, results of operations or condition (financial or other) of the Ferrellgas Parties, taken as a whole, or (b) the ability of the Ferrellgas Parties to consummate the Merger (“Ferrellgas Material Adverse Effect”); provided, however, that a Ferrellgas Material Adverse Effect shall not be deemed to include any effect of (i) actions or omissions of any party hereto taken with the prior written consent of the other in contemplation of the Merger, (ii) the direct effects of compliance with this Agreement on the operating performance of the Ferrellgas Parties, taken as a whole, including expenses incurred by Ferrellgas Parties in consummating the Merger or relating to any litigation arising as a result of this Agreement or the Merger, or (iii) any change in general economic conditions, except to the extent that such change affects the Ferrellgas Parties, taken as a whole, in a manner materially different from the manner in which it affects other similar businesses.

     4.2 Authority; Binding Effect. This Agreement has been duly authorized, executed and delivered by the Ferrellgas Parties and is the legal, valid and binding obligation of the Ferrellgas Parties, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally. The Board of Directors of Parent (on behalf of itself and as sole member of Merger Sub) and Ultimate Parent have approved this Agreement. No vote of any other equity holders of the Ferrellgas Parties is required for approval of this Agreement and the Merger.

     4.3 No Conflict. Except for any required filings under the HSR Act and any required filings with the SEC and the State of Delaware, the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Merger will not (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of the Ferrellgas Parties, as applicable, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Ferrellgas Parties, (c) except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any Contract to which the Ferrellgas Parties, as applicable, is a party or by which any of the of the Ferrellgas Parties is bound or to which any asset of the Ferrellgas Parties is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of the Ferrellgas Parties under any such Contract.

     4.4 No Default. Each of the Ferrellgas Parties is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound, (b) any judgment, order or injunction of any court, arbitrator or governmental agency, or (c) any other Contract, except for such defaults and conditions that, individually or in the aggregate, would not reasonably be expected to have a Ferrellgas Material Adverse Effect.

     4.5 Information Supplied. None of the information supplied or to be supplied by the Ferrellgas Parties in writing or otherwise approved in writing by the Ferrellgas Parties for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, as defined below, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not false or misleading or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting or any amendment or supplement thereto.

     4.6 Copies Complete. Copies of the charter documents, bylaws and other governing documents, each as amended to date, and the copies of all Contracts, permits, certificates or other documents delivered to the Company in connection with the transactions contemplated by this Agreement are complete and accurate and are true and correct copies of the originals thereof.

     (a)  Brokerage Arrangements. None of the Ferrellgas Parties has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Company to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

     5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, except as otherwise required by the terms of this Agreement or unless Parent shall otherwise agree in writing, the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and the Subsidiaries (except as the Company deems a termination of non-management employees to be advisable in an individual case) and to preserve the present relationships of the Company and the Subsidiaries with its customers, suppliers and other persons with whom the Company or any of the Subsidiaries has significant business relations and to preserve and maintain in effect all of the Intellectual Property.

     By way of amplification and not in limitation of the foregoing, the Company shall not, and shall cause each of the Subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly, do or propose or commit to do any of the following without the prior written consent of Parent:

     (a)  (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except with respect to dividends or distributions from a Subsidiary to the Company or any of its Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock of the Company or any of the Subsidiaries or any other securities convertible into shares of capital stock or any rights, warrants or options to acquire any such shares or convertible securities, except with respect to the retirement of the outstanding stock options or warrants as described in this Agreement;

     (b)  except with respect to the issuance of Company Common Stock (i) upon the exercise of stock options or warrants outstanding as of January 30, 2004, and (ii) under the Employee Stock Purchase Plan through March 31, 2004, authorize for issuance, grant, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

     (c)  except to the extent required under existing Company Plans as in effect on the date of this Agreement, (i) increase the compensation, benefits or fringe benefits of any of its directors, officers or employees, except for increases in compensation of employees and officers of the Company or its Subsidiaries in the ordinary course of business in accordance with past practice, including the grant of any cash awards under the Executive Incentive Plan for the period ending January 31, 2004 or any subsequent period, (ii) grant any severance or termination pay not currently required to be paid under existing Company Plans, except on an individual basis in the ordinary course of business and consistent with past practice, (iii) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as required by law or as provided in this Agreement, or (iv) fail to make any required contribution to any Company Plan; provided that the provisions of this Section 5.1(c) shall not prohibit the Company and its Subsidiaries from hiring personnel from time to time in the ordinary course of their business, consistent with past practice; provided, however, that any hiring of an officer of the Company or any of its Subsidiaries, shall also be made only in consultation with Parent;

     (d)  amend the charter or organizational documents of the Company or any of the Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of the Subsidiaries;

     (e)  except as allowed pursuant to Section 5.7 of this Agreement, acquire or agree to acquire (i) by merging or consolidation with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets (not otherwise subject to paragraph (h) below) other than in the ordinary course of business consistent with past practice;

     (f)  sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practice and in amounts that are not, individually or in the aggregate, material to the Company;

     (g)  (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than or endorsements of negotiable instruments and similar guarantees in the ordinary course of business consistent with past practice), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Company’s revolving credit facility pursuant to the Credit Agreement, in either case incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

     (h)  expend, or commit to expend, funds for capital expenditures other than in accordance with the Company’s current capital expenditure plans in excess of $50,000 in any one transaction or related series of transactions or $250,000 in the aggregate;

     (i)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (j)  recognize any labor union (unless legally required to do so) or enter into any collective bargaining agreement;

     (k)  except as may be required as a result of a change in generally accepted accounting principles, change any of the accounting methods, practices or principles used by the Company or any of the Subsidiaries, including any change of an entity’s fiscal year;

     (l)  make Tax elections or settle or compromise income Tax liabilities in excess of $100,000 in the aggregate or file any federal income tax return prior to the last day prescribed by law;

     (m)  settle or compromise any litigation, including appraisal demands, requiring a payment in excess of $100,000 in the aggregate (but with no other agreement of the Company or any of its Subsidiaries other than the payment of such cash and a release of claim) in which the Company or any of the Subsidiaries is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid;

     (n)  cancel or materially change any insurance policy;

     (o)  enter into any new line of business;

     (p)  enter into any Contract that restricts the Company from delivering any information to Parent in accordance with Section 5.7 of this Agreement; or

     (q)  authorize any of, or commit or agree to take any of, the foregoing actions or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

     5.2 Conduct of Business of Merger Sub. Merger Sub has not engaged, and during the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage, in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

     5.3 Stockholders’ Meeting. The Company will take all action necessary in accordance with and subject to applicable law and the Company’s Certificate of Incorporation and the Company’s By-Laws to convene a meeting of its stockholders (the “Stockholder’s Meeting”) as soon as practicable after the date of this Agreement to consider and vote upon the adoption and approval of this Agreement. Subject to the next succeeding sentence, the Company, through its Board of Directors, shall unanimously recommend to its stockholders approval of the foregoing matters, and such recommendation, together with a copy of the opinion referred to in Section 3.23, shall be included in the Proxy Statement. The Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change such recommendation, if and only if the Board, after advice of outside counsel, determines in good faith that the making of such recommendation, or the failure to so withdraw, modify or change such recommendation, would constitute a breach of its fiduciary duties under applicable law in accordance with Section 5.7.

     5.4 HSR Filings. As promptly as practicable following the execution of this Agreement, the parties shall prepare and file with the Federal Trade Commission and the Department of Justice the appropriate filings and any supplemental information that may be reasonably requested in connection therewith under the HSR Act.

     5.5 Preparation of Proxy Statement. Promptly following the date of this Agreement, the Company, in consultation with Parent and only after approved by Parent, which approval shall not be unreasonably withheld, shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall include the notification to the Company’s stockholders required by Section 262 of the DGCL with respect to appraisal rights. The Company shall promptly forward in writing any comments received by the Company from the SEC on the Proxy Statement. The Company shall file any amendments to the Proxy Statement based on such comments as required by the SEC after Parent has approved any such amendment, which approval shall not be unreasonably withheld. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable.

     5.6 Access to Information; Confidentiality.

     (a)  Access. From the date hereof to the Effective Time, the Company (i) shall, and shall cause its and its Subsidiaries’ officers, directors, employees, auditors and other agents to, afford the officers, auditors and other agents of Ferrellgas Parties, reasonable access at all reasonable times (during normal business hours so as not to unduly or unreasonably interfere with the business of the Company or any of its Subsidiaries) to its senior officers, agents, properties, offices and other facilities and to all books and records, and shall furnish the Ferrellgas Parties and such other persons with all financial, operating and other data and information as the Ferrellgas Parties, through its officers, may from time to time reasonably request unless prohibited under applicable law, and (ii) shall make available its senior officers, upon reasonable prior notice and during normal business hours, to confer on a regular basis with the appropriate officers of the Ferrellgas Parties regarding the ongoing operations of the Company and its Subsidiaries, the implementation of the Merger and other matters related hereto. No investigation pursuant to this Section 5.6 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (b)  Confidentiality. Each of the Ferrellgas Parties will hold information it receives pursuant to Section 5.6(a)(i) which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 19, 2003 between Ferrellgas, L.P. and the Company (the “Confidentiality Agreement”). The parties hereto agree that the terms of the Confidentiality Agreement shall also apply to the Ferrellgas Parties, as if the Company was the “Recipient” thereunder, and shall be enforceable against the Company by the Ferrellgas Parties in the same manner the Confidentiality Agreement is enforceable against Ferrellgas, L.P. by the Company thereunder.

     5.7 No Solicitation. Except as provided hereinafter, the Company shall not, nor shall the Company authorize or permit any of its or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined below) or enter into or maintain or continue any discussions or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, and the Company shall notify Parent in writing (as promptly as practicable, and in any event within two business days) as to any Transaction Proposal which it, any of its Subsidiaries or any of its

Representatives may receive (including any amendment or change thereto), specifying in reasonable detail the material terms thereof. Notwithstanding the foregoing provisions of this Section 5.7, the Board of Directors of the Company or any committee of the Board of Directors, or any other person at the direction of the Board of Directors of such committee, shall be permitted to (i) furnish information to any person or entity who makes an unsolicited inquiry concerning a possible Transaction Proposal, (ii) enter into negotiations or discussions with any person or entity that makes an unsolicited Transaction Proposal regarding that Transaction Proposal, or (iii) enter into an unsolicited Transaction Proposal, if, in the case of either clauses (ii) or (iii), the Board of Directors of the Company determines in good faith, after advice of counsel, that (A) the failure to do so would be a breach of its fiduciary duties under applicable law or (B) failing to make, withdraw, modify or change a recommendation to the Company’s stockholders would be a breach of its fiduciary duties under applicable law. The Company shall obtain a confidentiality agreement from the person or entity making such inquiries or proposals containing substantially the same terms and provisions as that obtained from Parent to the extent practicable, provided that to the extent such confidentiality agreement with such third party contains provisions that are more favorable to such third party than the comparable provisions in the Confidentiality Agreement, such provisions in the Confidentiality Agreement shall be amended correspondingly.

     As use herein, the term “Transaction Proposal” means (x) any acquisition or purchase of substantially all of the assets of, or any controlling interest in, or any debt or equity offering of, the Company or any Business Combination, as defined below, or (y) any proposal, plan or agreement to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. This section shall not prohibit accurate disclosure by the Company in any document that is required to be filed by the Company with the SEC, including without limitation any filings made in compliance with Rule 14e-2 promulgated under the Exchange Act.

     5.8 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable as required hereunder and under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperating in the preparation and filing of the Proxy Statement, and any amendments thereto and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. To the extent practicable in the circumstances and subject to applicable laws, each party shall provide the other with the opportunity to review all information relating to the other party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with obtaining the necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

     5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company or any of the Ferrellgas Parties, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.10 Public Announcements. The Ferrellgas Parties and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange or quotation system, provided, however, that each party may talk to their equityholders in accordance with applicable law without the consent of the other.

     5.11 Directors and Officers Protection. The Surviving Entity and its successors shall provide and keep in force for a period of five years after the Effective Time directors’ and officers’ liability insurance providing coverage to directors and officers of the Company and its Subsidiaries for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in the Company’s policies on the date hereof. In addition to the foregoing, the Surviving Entity further agrees to continue to indemnify all individuals who are or have been officers, directors or employees of the Company or any Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the fullest extent that such indemnification is provided pursuant to the respective charter and bylaws of the Company and its Subsidiaries, as applicable, on the date hereof.

     5.12 Employee Benefits.

     (a)  Employment of Company Employees. In connection with the transactions contemplated by this Agreement and immediately after the Effective Time, the employees of the Company and its Subsidiaries (as determined immediately prior to the Effective Date) shall become employees of the general partner of the successor of the Surviving Entity (the “Employing Entity”). Employees of the Company and its Subsidiaries who become employees of the Employing Entity in accordance with this Section 5.12(a) shall be referred to herein collectively as “Company Employees”.

     (b)  Benefits for Company Employees. Except as otherwise provided in this Section 5.12, on and after the Effective Time, the Employing Entity shall employ Company Employees on substantially the same terms and conditions as their employment with the Company and its Subsidiaries immediately prior to the Effective Time and shall provide to Company Employees with employee benefit plans, programs, policies and arrangements (other than equity based compensation programs) which are substantially comparable in the aggregate to the Company Plans as in effect immediately prior to the Closing Date. Such benefits may provided under the Company Plans which are continued by the Employing Entity after the Effective Time or by other plans of the Employing Entity. Nothing in the foregoing shall restrict the right of the Employing Entity to change or modify the terms and conditions of employment, amend or terminate any Company Plan, or change or modify the benefits provided to any Company Employee after the Effective Date.

     (c)  Credit for Service. To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by the Employing Entity for the benefit of Company Employees, Company Employees (and their eligible dependents) shall be given credit for their service with Seller (i) for purposes of eligibility to participate and vesting (but not benefit accrual) to the extent such service was taken into account under a corresponding Company Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans and arrangements maintained by the Employing Entity. In no event shall a Company Employee be given credit for eligibility to participate, vesting or benefit accrual under the Ferrellgas Companies, Inc. Employee Stock Ownership Plan for periods prior to the Effective Date unless otherwise required by applicable law. Notwithstanding the foregoing provisions of this Section 5.12(c)), service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would produce duplicate benefits.

     (d)  Retention Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to enter into a retention agreement in form and substance satisfactory to Parent, which consent shall not be unreasonably withheld, with key executive officers identified by Parent, pursuant to which such officers may be entitled to a specified cash bonus if they continue their employment with the Surviving Entity, its successors or the general partner or other affiliate thereof for a period of three years after the Closing Date or if their employment is terminated not for “cause,” as defined in such agreement, prior to the end of that three-year period.

     (e)  Amendment of Employment Agreement. On the date hereof, the Company has amended and restated the Employment Agreement dated May 31, 1999, effective as of January 1, 1999, between the Company and the Chief Executive Officer of the Company (the “Employment Agreement”), which amendment and restatement shall be effective as of the Closing .

     (f)  Change of Trustee. Effective as of the Effective Time, the Company agrees to take such action as may be necessary to remove the current trustee of the Blue Rhino Corporation and Subsidiaries 401(k) Plan and immediately thereafter, Parent shall appoint a new trustee of such plan Parent determines in its sole discretion.

     (g)  No Third Party Beneficiaries. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Company Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

     5.13 Financial Statements. At least three days prior to Closing, the Company shall deliver to the Parent the Company’s unaudited consolidated and consolidating balance sheet as at the end of the month immediately prior to Closing or if impracticable, the next prior month (“Closing Balance Sheet Date”) and the related consolidated statement of income, cash flows and unit holders’ equity for the period ended as of the Closing Balance Sheet Date (collectively, the “Closing Financial Statements”). The Closing Financial Statements shall have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments, and in all material respects fairly present the consolidated financial position of the Company as of the respective dates set forth therein and the results of operations and cash flows for the Company for the respective fiscal periods set forth therein.

     5.14 Waiver of Rights. The Company shall use its reasonable best efforts to cause all holders of 1994 Options to waive (effective as of the Closing Date) any right under the 1994 Plan to receive the highest reported sales price of a share of Company Common Stock during the 60-day period immediately preceding the Effective Time rather than the Merger Consideration as consideration for any 1994 Option.

     5.15 Internal Controls. The Company shall use its reasonable best efforts to cause its auditors providing assistance with management’s assessment of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Management’s Assessment”) to deliver to Parent, on or before the Target Closing Date (as defined below), a written confirmation to the effect that in the judgment of such auditors, and based on the actions previously taken and proposed to be taken by the Company, the Company will have completed all documentation, testing and procedures required for Management’s Assessment as of July 31, 2004 for the Company. In the event that (i) such written confirmation shall not be delivered on or before the Target Closing Date, (ii) Management’s Assessment shall not be deemed to meet the standards required by the Sarbanes-Oxley Act of 2002, in the reasonable judgment of the Parent, or (iii) in the reasonable judgment of Parent, a management assessment attestation opinion, as defined by the

Public Company Accounting Oversight Board, acceptable to the Parent related the Partnership and its subsidiaries as of July 31, 2004 cannot be provided by its independent auditor related to Management’s Assessment of the Company together with the Partnership and it subsidiaries, the Closing Date shall be delayed (but not beyond August 2, 2004) until either i) the first business day prior to July 30, 2004 following the acceptance by the Parent of the written confirmation and the Parent’s determination as to whether Management’s Assessment fails the conditions in clause (ii) or (iii) above or ii) August 2, 2004 when delivery of such written confirmation shall not be required. The failure of the Company to provide the written confirmation required under this Section 5.15 shall not be grounds for termination of this Agreement by any party hereto, but shall merely allow the Ferrellgas Parties to delay the Closing until August 2, 2004, at which time this condition shall automatically be deemed to be satisfied. The “Target Closing Date” shall mean the second business day following satisfaction or waiver of the conditions to Closing set forth in Sections 6.1 and 6.2 other than the conditions in Section 6.2(b) of performance of this Section 5.15 and Section 5.1, including those conditions which by their terms are to be satisfied at the Closing. As of the close of business on the Target Closing Date, all conditions to Closing in Sections 6.1 and 6.2 shall be terminated and shall have no further force and effect, except for (y) compliance with Section 5.1 and (z) compliance with this Section 5.15 by delivery of the above-described written confirmation or passage of time.

ARTICLE VI
CONDITIONS OF MERGER

     6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a)  Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

     (b)  Other Approvals. Other than the filing contemplated by Sections 1.3, all consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any Governmental Authority or any third party (all the foregoing, “Consents”) which are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or the business of the Surviving Corporation, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), all conditions, if any, to such Requisite Regulatory Approvals shall have been satisfied and all such Requisite Regulatory Approvals shall be in full force and effect.

     (c)  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Authority seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

     (a)  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be evaluated (a) as of the date of this Agreement, and (b) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date. There shall not exist any inaccuracies in the representations and warranties of the Company set forth in this Agreement such that the effect of such inaccuracies, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company as to the satisfaction of this condition. In making the determination in the preceding sentence, materiality modifiers (including limitations requiring a Material Adverse Effect) applicable to individual representations and warranties shall be disregarded.

     (b)  Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date with such exceptions as, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company as to the satisfaction of this condition.

     6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

     (a)  Representations and Warranties. The representations and warranties of the Ferrellgas Parties set forth in this Agreement shall be evaluated as of (a) the date of this Agreement, and (b) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date. There shall not exist any inaccuracies in the representations and warranties of any of the Ferrellgas Parties set forth in this Agreement such that the effect of such inaccuracies, individually or in the aggregate, has or would reasonably be expected to have a Ferrellgas Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of the Ferrellgas Parties by its Chief Executive Officer and the Chief Financial Officer as to the satisfaction of this condition. In making the determination in the preceding sentence, materiality modifiers (including limitations requiring a Ferrellgas Material Adverse Effect) applicable to individual representations and warranties shall be disregarded.

     (b)  Performance of Obligations of the Ferrellgas Parties. Each of the Ferrellgas Parties shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date with such exceptions as, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Ferrellgas Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of the Ferrellgas Parties by its Chief Executive Officer and the Chief Financial Officer as to the satisfaction of this condition.

     (c)  Escrow Agreement. The Escrow Agreement shall be executed and delivered at or prior to the Closing and the funds specified therein deposited with the Escrow Agent.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a)  by mutual written consent of Parent and the Company; or

     (b)  by Parent, upon any breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that, individually or in the aggregate, would constitute grounds for Parent to elect not to consummate the Merger pursuant to Section 6.2(a) or (b), if either (A) such breach cannot be cured prior to the Closing Date, or (B) has not been cured within 45 days after the date on which written notice of such breach is given by Parent to the Company, specifying in reasonable detail the nature of such breach; provided, that there shall be no right to terminate this Agreement pursuant to this Section 7.1(b) following the Target Closing Date other than for a breach of Section 5.1 of this Agreement by the Company;

     (c)  by the Company, upon any breach of any representation, warranty, covenant or agreement of any of the Ferrellgas Parties set forth in this Agreement that, individually or in the aggregate, would constitute grounds for the Company to elect not to consummate the Merger pursuant to Section 6.3(a), (b) or (c), if either (A) such breach cannot be cured prior to the Closing Date, or (B) has not been cured within 45 days after the date on which written notice of such breach is given by the Company to Parent, specifying in reasonable detail the nature of such breach;

     (d)  by either Parent or the Company, if any permanent injunction or action by any Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

     (e)  by either Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder which are required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to August 3, 2004 (“Termination Date”); provided, that there shall be no right to terminate this Agreement pursuant to this Section 7.1(e) following the Target Closing Date other than by Parent and Merger Sub for a breach of Section 5.1 of this Agreement by the Company;

     (f)  by either Parent or the Company, if the approval of the stockholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

     (g)  by either Parent or the Company, if (i) the Board of Directors of the Company shall have approved or have recommended to the stockholders of the Company a Transaction Proposal or shall have resolved to do the foregoing; or (ii) a Takeover Proposal (as defined herein) is commenced (other than by Parent or any of its subsidiaries or affiliates), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such Takeover Proposal or otherwise fails to recommend that such stockholders reject such Takeover Proposal within ten business days of the commencement thereof; provided, however, that in each case this Agreement may only be terminated by the Company if, and only to the extent that, the Board of Directors of the Company, after advice of independent legal counsel, determines in good faith that failure to take such action would constitute a breach of the Board’s fiduciary duties under applicable law; or

     (h)  by Parent within 10 days after the date of the Stockholders’ Meeting, if it and its affiliates have exercised their good faith reasonable best efforts to obtain financing on reasonable commercial terms (which reasonableness shall be determined based on whether there has been a material adverse change in the pricing then available for the securities of Ferrellgas Partners, L.P. from the pricing available as of the date of this Agreement) for the payment of the Merger Consideration and have been unable to do so.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 5.6(b), Sections 7.3(a) and (b), if applicable, and Section 7.3(e) provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof causing termination of this Agreement (with the Ferrellgas Parties being jointly and severally liable for their liabilities under this Agreement); provided further, however, that the recommendation of another transaction by the Company’s Board of Directors in accordance with Section 5.7 shall not constitute a willful and material breach of this Agreement by the Company nor shall Parent’s termination of this Agreement pursuant to the terms of Section 7.1(h) constitute a willful and material breach of this Agreement by the Ferrellgas Parties.

     7.3 Fees and Expenses.

     (a)  Payment to Parent. The Company agrees that if Parent terminates this Agreement pursuant to:

(i) Section 7.1 (f) because the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of stockholders of the Company called to vote thereon and at the time of such meeting there shall exist a tender offer or exchange offer for not less than a majority of the outstanding Voting Stock (as defined herein) of the Company (a “Takeover Proposal”); or

(ii) Sections 7.1(g); or

then in any such case, the Company shall pay to the Ferrellgas Parties, as directed by Parent, $10 million.

     (b)  Payment to the Company. Parent agrees that if Parent terminates this Agreement pursuant to Section 7.1(h), then Parent shall pay to the Company the sum of $10 million as damages for such termination and such payment shall constitute liquidated damages and not a penalty.

     (c)  Cash Payment. Any cash payment required to be made pursuant to Section 7.3(a) shall be made immediately upon the occurrence of the applicable event, by wire transfer of immediately available funds to an account designated by Parent, and termination of the Company’s obligations under Section 7.3(a) shall not occur until such payment shall have been made pursuant hereto. The Company covenants and agrees that it will not enter into a definitive agreement relating to a Transaction Proposal that would, if consummated, require the payment of any amounts by the Company pursuant to Section 7.3(b) unless the other party or parties thereto agree unconditionally in writing (a copy of which shall be furnished to Parent as soon as practicable after the public announcement of such proposed Transaction Proposal) to assume, undertake and perform all of the Company’s payment obligations under this Section 7.3 and to pay the Parent’s legal expenses incurred in connection with the enforcement of this Section 7.3.

     (d)  Definitions. For purposes of this Agreement:

(i) the term “Business Combination” shall mean (A) the acquisition by any person (other than Parent or any of its subsidiaries) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or the formation of any group (as such term is defined for purposes of Rule 13d-5 under the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the total voting power of all then outstanding Voting Stock of the Company; (B) the consolidation or merger of the Company with or into any person (other that Parent or any of its subsidiaries) in a transaction in which the Company shall not be the surviving or continuing corporation; (C) the merger or consolidation of any person (other than Parent or any of its subsidiaries) with or into the Company in a transaction in which the Company is the surviving or continuing corporation but in which the shares of Voting Stock outstanding immediately prior to such transaction shall represent less than 50% of the total voting power of all Voting Stock of the surviving or continuing corporation outstanding immediately after such merger or consolidation; or (D) any sale or other transfer (including by way of dividend or distribution of assets to the

Company’s stockholders), in one transaction or in a series of related transactions, of all or substantial portion of the Company’s consolidated assets or business to any person (other than Parent or any of its subsidiaries) or group; and

(ii) the term “Voting Stock” means all outstanding stock and other securities of the Company entitled (without regard to the occurrence of any contingency) to vote in the election of directors of the Company.

     (e)  Expenses. Except as specifically provided in Section 7.2 and this Section 7.3, each party shall bear its own expenses in connection with this Agreement and the Merger.

ARTICLE VIII
MISCELLANEOUS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Closing. All covenants and agreements contained herein which, by their terms, are to be performed after the Closing shall survive the Closing.

     8.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to the Company, addressed to:

Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
Attention: Billy D. Prim
Telecopy: (336) 659-6750

with a copy to:

Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, North Carolina 27101
Attention: Jeffrey C. Howland
Telecopy: (336) 733-8371

If to any of the Ferrellgas Parties, addressed to:

FCI Trading Corp.
One Liberty Plaza
Liberty, Missouri 64068
Attention: Kenneth A. Heinz
Telecopy: (816) 792-7836

with a copy to:

Mayer, Brown, Rowe & Maw LLP
700 Louisiana, Suite 3600
Houston, Texas 77002
Attention: David L. Ronn
Telecopy: (713) 632-1825

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     8.3 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (each a “Delaware Court”) for any actions, suits or proceedings arising out of or relating to this Agreement or the Merger, (b) agrees that any such action, suit or proceedings may be brought or maintained only in a Delaware Court and in no other forum, (c) agrees that service of any process, summons, notice or document by U.S. Registered or certified mail to such party at the address specified in Section 8.2 shall be effective service of process in any such action, suit or proceeding in any Delaware Court, and (d) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement or the Merger in any Delaware Court located in Wilmington, Delaware, and further irrevocably and unconditionally waives and agrees not to plead a claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.

     8.4 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Merger, other than those expressly set forth in this Agreement and the agreements referenced herein, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the Merger, other than those referred to in clause (i) above.

     8.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of either the Parent or the Company, as applicable, other than as set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     8.6 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

     8.7 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     8.8 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The rest of this page has been intentionally left blank]

     EXECUTED as of the date first set forth above.

BLUE RHINO CORPORATION

By:	/s/ Billy D. Prim

Name:	Billy D. Prim
Title:	Chairman and Chief Executive Officer

FCI TRADING CORP.

By:	/s/ Kenneth A. Heinz

Name:	Kenneth A. Heinz
Title:	Senior Vice President, Corporate
Development

DIESEL ACQUISITION LLC

By: FCI TRADING CORP., its sole member

By:	/s/ Kenneth A. Heinz

Name:	Kenneth A. Heinz
Title:	Senior Vice President, Corporate
Development

FERRELL COMPANIES, INC.

By:	/s/ Kenneth A. Heinz

Name:	Kenneth A. Heinz
Title:	Senior Vice President, Corporate
Development

EXHIBIT 1.3

CERTIFICATE OF MERGER

Merging
DIESEL ACQUISITION LLC,
a Delaware limited liability company,
into
BLUE RHINO CORPORATION,
a Delaware corporation

     Pursuant to Section 251(c) of the Delaware General Corporation Law (the “DGCL”) and Section 209(c) of the Delaware Limited Liability Company Act (the “DLLC”), Blue Rhino Corporation, a Delaware corporation (the “Company”), does hereby certify as follows:

1.	Constituent Entities. The names and states of incorporation or formation of each of the constituent entities (the “Constituent Entities”) of the merger (the “Merger”) are:

(a)	Blue Rhino Corporation, a Delaware corporation; and

(b)	Diesel Acquisition LLC, a Delaware limited liability company.

2.	Agreement and Plan of Merger. An Agreement and Plan of Merger dated February 8, 2004 (the “Plan”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 251 of the DGCL and 209 of the DLLC.

3.	Name of Surviving Entity. The surviving entity will be a Delaware corporation and shall be named Blue Rhino Corporation (the “Surviving Entity”).

4.	Certificate of Incorporation. The Second Amended and Restated Certificate of Incorporation of the Company is hereby amended by (i) the deletion of clause 2 of the Sixth paragraph, (ii) the replacement of the word “three” with the word “one” in clause 1 of the Seventh paragraph, (iii) the deletion of clauses 2, 3 and 4 of the Seventh paragraph. The Second Amended and Restated Certificate of Incorporation of the Company as amended by the prior sentence will be the certificate of incorporation of the Surviving Entity.

5.	Copy of Merger Agreement. A copy of the executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Entity located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104.

6.	Provision of Merger Agreement. A copy of the Plan will be furnished by the Surviving Entity, on request and without cost, to any member or stockholder of either Constituent Entity.

     IN WITNESS WHEREOF, the undersigned Surviving Entity has duly executed this Certificate of Merger this ______day of ______, 2004.

BLUE RHINO CORPORATION

By:

Name:
Title:

APPENDIX B

Opinion of Banc of America Securities LLC

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

February 7, 2004

Special Committee of the
Board of Directors
Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Blue Rhino Corporation (the “Company”), other than stockholders who comprise management of the Company or such stockholders’ affiliates (collectively, the “Management Stockholders”), of the consideration proposed to be received by such stockholders provided for in connection with the proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of FCI Trading Corp. (the “Parent”). Pursuant to the terms of the Agreement and Plan of Merger to be dated as of February 7, 2004 (the “Agreement”) to be entered into among the Company, the Parent, Diesel Acquisition LLC and Ferrell Companies, Inc. (“FCI”), the Company will become a wholly owned subsidiary of the Parent, and stockholders of the Company will receive for each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), held by them, other than shares held in treasury or held by the Parent or any affiliate of the Parent or as to which appraisal rights have been perfected, consideration equal to $17.00 per share. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iii)	analyzed certain financial forecasts prepared by the management of the Company;

(iv)	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Company Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)	participated in discussions among representatives of the Company and its legal advisors regarding negotiations concerning the Agreement;

(ix)	reviewed the February 6, 2004 draft of the Agreement (the “Draft Agreement”), the February 6, 2004 draft of the Unit Purchase Agreement (the “Draft UPA”) to be entered into between certain Management Stockholders and Ferrellgas Partners, L.P. (the “Partnership”), an affiliate of FCI, and certain related documents; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the final executed Agreement and the final executed Unit Purchase Agreement will not differ in any material respect from the Draft Agreement and the Draft UPA, respectively, reviewed by us, and that the Merger will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof.

We were not requested to and did not provide advice concerning the structure or the specific amount of the consideration contemplated by the Agreement. We participated in discussions with representatives of the Special Committee with respect to other issues relating to the Agreement, the Unit Purchase Agreement and the transactions contemplated thereby and provided our advice and recommendations with respect to such matters. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction, other than with respect to a solicitation of interest from a single third party. We did not participate in negotiations with respect to the terms of the Agreement or the transactions contemplated thereby. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to the Agreement and the transactions contemplated thereby, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company’s stockholders in an amount in excess of that contemplated in the Merger.

We have acted as sole financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, which is payable upon the earlier to occur of (i) the rendering of this opinion and (ii) the execution of the Agreement. We or our affiliates have provided and may in the future provide financial advisory and financing services to the Company, the Partnership and the Partnership’s affiliates and have received or may in the future receive fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, serves as agent bank and is a lender under the Company’s and the Partnership’s respective senior credit facilities and has received fees for the rendering of such services. In addition, Bank of America, N.A. has made loans secured by less than 5% of the outstanding shares of Company Common Stock. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company and the Partnership for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in the proxy statement and any other filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the Company’s stockholders, other than the Management Stockholders, in the proposed Merger is fair from a financial point of view to the Company’s stockholders, other than the Management Stockholders.

Very truly yours,

/s/ BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC

APPENDIX C

Section 262 of the General Corporation Law of the State of Delaware – Appraisal Rights

     (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

     (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

     (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

     (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY
BLUE RHINO CORPORATION
104 Cambridge Plaza Drive
Winston-Salem, NC 27104

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned stockholder of Blue Rhino Corporation (the “Corporation”) hereby appoints D. Scott Coward and Mark Castaneda, or either of them, with full power to act alone, the true and lawful attorneys-in-fact (“Proxies”) of the undersigned, with full power of substitution and revocation, and hereby authorizes him or them to represent and to vote, as designated below, all the shares of common stock of the Corporation held of record by the undersigned on      , 2004, at the Special Meeting of Stockholders to be held on      , 2004 or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

BLUE RHINO CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X].

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

PROPOSAL TO CONSIDER AND VOTE UPON A PROPOSAL UNANIMOUSLY RECOMMENDED BY OUR BOARD OF DIRECTORS TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER DATED FEBRUARY 8, 2004 BY AND AMONG US, FCI TRADING CORP., DIESEL ACQUISITION LLC, AND FERRELL COMPANIES, INC. PURSUANT TO WHICH (I) DIESEL ACQUISITION WILL BE MERGED WITH AND INTO US AND WE WILL BE THE SURVIVING ENTITY AS A WHOLLY-OWNED SUBSIDIARY OF FCI TRADING, AND (II) EACH OUTSTANDING SHARE OF OUR COMMON STOCK, PAR VALUE $.001 PER SHARE, SHALL BE CONVERTED INTO THE RIGHT TO RECEIVE $17.00 IN CASH:

FOR	AGAINST	ABSTAIN
[_]	[_]	[_]

This Proxy, if properly signed and returned, will be voted as directed, but if no instructions are specified, this Proxy will be voted for the Proposal set forth above. If any other business is presented at the Special Meeting, this Proxy will be voted by those named in this Proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Dated:	,2004
Signature
Signature if held jointly

Please sign exactly as your name appears above. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.